Exhibit 10.61

AGREEMENT COVERING TERMS AND CONDITIONS OF
EMPLOYMENT

OUTSIDE PLANT PERSONNEL

Between

CHUGACH ELECTRIC ASSOCIATION, INC.
Anchorage, Alaska

and

LOCAL NO. 1547
INTERNATIONAL BROTHERHOOD OF
ELECTRICAL WORKERS,
AFL-CIO
Anchorage, Alaska

Expires June 30, 2010

i

3.4.2	Job Bidding	15
3.4.4	Job Award	16
3.4.5	Assigned Positions	17
Section 3.5	Reduction-in-Force	17

ARTICLE 4		18

ANNUAL LEAVE AND HOLIDAYS		18
Section 4.1	Annual Leave	18
Section 4.2	Scheduling of Leave	18
4.2.3	Emergency Leave	19
4.2.3.1	Bereavement Leave	19
Section 4.3	Leave Without Pay	20
4.3.1	Use of Leave Without Pay	20
4.3.2	Notification	21
Section 4.4	Sick or Disability Leave	21
4.4.1	Sick or Disability Leave	21
4.4.2	Medical Verification	21
4.4.3	Substance Abuse Treatment Opportunity	22
4.4.4	Employee Responsibility - Treatment	22
4.4.5	Worker’s Compensation	22
Section 4.5	Holidays	23
Section 4.6	Jury Duty	24
Section 4.7	Voting Time	24
Section 4.8	Payment in Addition to Worker’s Compensation	25
4.8.1	Certification Upon Return to Work	25
Section 4.9	Pregnancy Leave	25

Section 4.10	Military Leave	26
Section 4.11	Blood Bank	26
Section 4.12	Employee Notice of Absence	26

ARTICLE 5		26

HOURS OF WORK AND COMPENSATION		26
Section 5.1	Workday and Workweek	26
5.1.2	Meals	26
5.1.3	Workday, Workweek, Flexible Workday, Optional Workweek	28
5.1.3.1	Swing Shift	29
5.1.3.2	Mid-Shift	29
5.1 3.3	Night Shop Mechanic	29
5.1.3.4	Tuesday-Saturday and Sunday-Thursday Loop-Wagon	29
5.1.3.5	Mechanics Helper	30
5.1.3.6	Construction and Maintenance Classifications	30
5.1.3.7	Night Warehouseman	30
5.1.3.8	Flexible Workday	30
Section 5.2	Compensation	30
5.2.1	Regular	30
5.2.2	Overtime	30
5.2.3	Holiday Compensation	31
5.2.4	Compensation During or in Lieu of Annual Leave	31
5.2.5	Call-Out Pay	32
5.2.6	Call-In Pay	32
5.2.7	Per Diem	32
5.2.8	Relief	32

Section 9.2	Compliance with Rules and Regulations	48
Section 9.3	Performance of Work	48
Section 9.4	Consumption of Drugs/Alcohol	48
Section 9.5	Discharge	48
Section 9.6	Progressive Discipline	48
Section 9.7	Statement of Intent Regarding Progressive Discipline	49

ARTICLE 10		49

GRIEVANCE PROCEDURE		49
Section 10.1	Policy on Grievances	49
Section 10.2	Grievance	49
Section 10.3	Grievance Procedure	49
Section 10.4	Arbitration	51

ARTICLE 11		52

WORKING RULES - OUTSIDE PLANT		52
Section 11.1	Definitions	52
11.1.1	Journeyman	52
11.1.2	Foreman	53
11.1.3	Maintenance & Operations (M/O) Foreman	53
11.1.4	Loop Wagon Leadman	53
11.1.5	Cable Splicer Foreman	53
11.1.6	Cable Splicer	53
11.1.7	Cable Splicer’s Helper	53
11.1.8	Swing and Mid-Shift Lineman	53
11.1.9	Locator Lineman	54
11.1.10	Equipment Operator	54
11.1.11	Field/Wiring Inspector	54
11.1.12	Senior Shop Mechanic	54
11.1.13	Shop Mechanic	54
11.1.14	Night Shop Mechanic	54
11.1.15	Mechanics Helper	54
11.1.16	Night Warehouseman	55
11.1.17	Connects and Disconnects Lineman	55
11.1.18	Relay/Control Wiring Technicians, Substation Technicians and Lineman	55
11.1.19	Line Patrol Foreman	55
Section 11.2	Equipment	55
11.2.1	Coveralls and Jackets	55
11.2.2	Identification Clothing	55
11.2.3	Meter Reader	56
11.2.4	Mechanics Tool Allowance	56
11.2.5	Cleaning	56
11.2.6	Clothing Allowance	56
Section 11.3	Construction	56
11.3.1	Pole Handling	57
11.3.2	Handling and Distribution	57
11.3.3	Trenching	57
11.3.4	Transportation of Electrical Equipment	57
11.3.5	One Man Crew	57
Section 11.4	Call-Outs and Switching	58
11.4.1	Switching	59
Section 11.5	Line Patrol	59

v

AGREEMENT COVERING TERMS AND CONDITIONS OF EMPLOYMENT

OUTSIDE PLANT PERSONNEL

BETWEEN

CHUGACH ELECTRIC	AND	LOCAL UNION NO. 1547
ASSOCIATION, INC.		INTERNATIONAL
Anchorage, Alaska		BROTHERHOOD OF
ELECTRICAL WORKERS
AFL-CIO
Anchorage, Alaska

PREAMBLE

THIS AGREEMENT, entered into in duplicate by and between CHUGACH ELECTRIC ASSOCIATION, INC., an Alaska nonprofit electric cooperative corporation having its principal offices at Anchorage, Alaska, hereinafter referred to as the “Employer”, and LOCAL UNION NO. 1547 of the INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS, AFL-CIO, of Anchorage, Alaska, hereinafter referred to as the “Union”.

The Employer and the Union recognize that the Employer is engaged in furnishing an essential public service which vitally affects the health, safety, comfort and general well-being of those persons resident in the service area of the Employer.

The Employer and the Union have a common and sympathetic interest in the generation, transmission and distribution of energy. Such common interest and the public welfare will be better served by the establishment and maintenance of labor management cooperation between the Employer and the Union.

It is the intent and purpose of the parties to promote and improve industrial and economic relations between the Employer, its employees, and the Union; to establish a basic understanding relative to rates of pay, hours of work and other conditions of employment to provide procedures for the amicable adjustment of all disputes and grievances.

The management of the Employer and the leadership of the Union are committed to use due diligence, to develop a positive labor management relationship. The primary goals are to promote the success of the Employer, to provide rewarding jobs for its employees and to provide quality service to meet the needs of its customer. The purpose of this Agreement is to create a labor-management structure and set forth terms and conditions of employment to support a work environment that will further these goals.

ARTICLE 1
SCOPE AND DURATION OF AGREEMENT

Section 1.1      Scope

This Agreement is applicable to work within the scope of job classifications covered by this Agreement, and the employees who perform that work, and will not be applicable to other positions or job classifications except as agreed between the Union and Employer.

Section 1.2      Duration

This Agreement shall become effective at 12:01 a.m. on the date of the execution of the Agreement by both parties or as otherwise provided by the parties in writing (whichever comes first), and shall continue in full force and effect through and including 11:59 p.m. June 30, 2010 and shall continue in full force and effect from year to year thereafter unless written notice of desire to terminate or amend this Agreement is served by either party upon the other at no more than Three Hundred (300) days, and no less than Two Hundred Seventy (270) days, prior to the date of expiration. Such written notice will specify the reasons for the termination or the nature of the changes desired. If notice to terminate or amend is given, negotiations shall commence within thirty (30) days following the date of the notice, and this Agreement shall remain in effect until the terms of a new or amended Agreement are agreed upon; provided, however, that either party may at any time thereafter provide the other party with a second notice to terminate this Agreement as of the date stated in such notice to terminate, which date shall not be earlier than ninety (90) days after the expiration date of this Agreement, and thirty (30) days after giving of such notice to terminate.

It is the intent of the parties with respect to collective bargaining of future Agreements to conduct their negotiations in such a manner as to reach a new Agreement on or before the termination of the present Agreement.

Section 1.3      No Strike Agreement

There will be no stoppage of work either by strike or lockout because of any proposed changes in this Agreement or disputes over matters relating to this Agreement. All such matters will be settled as provided herein.

ARTICLE 2
EMPLOYER-UNION RELATIONS

Section 2.1      Legal Status of the Parties

The Union recognizes that the Employer is a utility and the Employer must comply with federal, state, and local laws and regulations applicable to Employer. The Employer recognizes that Local Union No. 1547 is affiliated with the International Brotherhood of Electrical Workers.

Section 2.2      Union as Sole Bargaining Agent

The Employer recognizes the Union as the sole bargaining agent for all classifications of employees covered hereby in respect to hours, wages and other conditions of employment.

Section 2.3      Union Shop

The Employer agrees that all employees covered by this Agreement will, as a condition of employment, within thirty (30) days of the date of this Agreement, or within thirty days after the employee’s date of hire, whichever is later, become members of the Union or pay all dues, assessments or fees to the Union as required by the Union. The Employer agrees that only those employees covered hereby who remain in good standing in the Union should continue in its employ. As used in this article, “good standing” means that an employee is not in arrears to the Union for current dues, assessments or fees, including initiation fees.

Section 2.4      Managerial Prerogatives of the Employer

The management of Employer’s operations and direction of the work force is vested exclusively in the Employer. Providing that the action taken by Employer is not inconsistent with the terms of this Agreement and is not taken for the purpose of discriminating against an employee based on Union membership, the Employer retains management rights and responsibilities, including, but not limited to: (1) to prescribe working rules pertaining to safety, discipline, and conduct; (2) to supervise and schedule the work force; (3) to employ, promote, transfer, and lay-off employees; (4) to discipline employees for just cause; (5) to determine the size of the work force; (6) to control and regulate the use of facilities, supplies, equipment, and other property of the Employer; and (7) to introduce new or improved methods of operation or facilities.

Section 2.5      Standards of Work

The Union agrees for its members who are covered by this Agreement that they will individually and collectively perform safe, efficient and diligent service, and that they will use their influence and best efforts to protect the property of the Employer.

Section 2.6      Shop Stewards

Shop stewards who have been selected pursuant to the rules and regulations of the Union to represent the employees covered hereby will be recognized by the Employer. The number of stewards appointed shall be reasonably related to the needs of the Union to represent bargaining unit members. The names of the stewards will be furnished to the General Manager of the Employer in writing before beginning their duties. An alternate shall act as the steward when appointed to do so by the Union and the Employer is so notified. The Employer recognizes that the stewards will be assigned their Union duties and responsibilities by the Union and pursuant to this Agreement. The stewards will cooperate with the Employer in securing compliance with this Agreement and, at the request of the General Manager of the Employer, or of the General Manager’s duly authorized representative, will call to the attention of its employees any violations of this Agreement.

Stewards shall perform their assigned duties as an employee covered by this Agreement. Stewards will be given a reasonable amount of time by the steward’s supervisor during working hours, and without loss of pay, to handle Union business pertaining to the steward’s area of responsibility which could not reasonably be accomplished during non-working hours. This business will be handled as expeditiously as possible and, except for matters taking only a few minutes, the appropriate management supervisor will be informed before a steward performs Union business. A steward may, with permission from the management supervisor, use a company vehicle to pursue labor management problems during working hours. During outages and other emergencies, a supervisor has the right to require a steward to give priority attention to Employer’s business. The steward will confine the steward’s activities during working hours to those matters pertaining to this Agreement.

Stewards will not be terminated for any cause until the General Manager of the Employer and the Business Manager of the Union have completed an investigation of such cause, provided that the investigation shall not last longer than fifteen (15) work days in cases not involving a reduction in force, and 48 hours in cases involving a reduction in force, without mutual agreement of the parties. In the event of a reduction in force involving a steward, the General Manager for the Employer and the Business Manager of the Union will meet at least 48 hours prior to the reduction in force to allow adequate time for the Business Manager to replace the steward; this section, in and of itself, does not obligate Employer to otherwise give the Union advance notice of a reduction in force. As used in this section, “shop steward” or “steward” includes alternate shop stewards, and “working hours” does not include meal and break periods.

Section 2.6A      Letter of Intent

The Employer may require the shop steward to record time spent on union business during working hours on the steward’s time card.

Section 2.7      Leave to Accept Union Office

Any employee elected or appointed to an office of the Union which requires a part or all of the employee’s time will, upon application, be given annual leave, insofar as such employee may have accrued annual leave, or leave without pay. An employee who is on leave in order to discharge Union duties will continue to accrue service credit for a period not to exceed four (4) years. This Union leave may be extended by mutual agreement. This provision does not apply if an employee seeks leave solely to act as a candidate for Union office.

Section 2.8      Good Standing with the Union

The Union may notify the Employer in writing that an employee covered by this agreement is not in good standing with the Union, in that such employee is in arrears for current dues, assessments or fees, including initiation fees. The Employer will inform the employee of such notification and, unless the employee acquires good standing with the Union within a period of five (5) full workdays after being so informed by the Employer, the employee will be terminated. The Employer agrees to deduct Union dues, assessments and fees from the pay of its employees and pay to the Local Union No. 1547 such amount as is authorized in writing by the employee on a form acceptable to the Employer. The Employer agrees to make this deduction from each payroll check, and to send a check for the total amount to the Financial Secretary as designated by the Union on or before the fifteenth (15th) day of the following month, together with a list of every bargaining unit employee that shows for each employee (1) the employee’s social security number, (2) the employee’s last name, first name, and middle initial, (3) the amount of working dues, assessments or fees deducted, (4) the amount of monthly dues or fees deducted, (5) the employee’s base working rate, (6) the number of hours compensated at straight time, and at the applicable overtime rate, (7) the total hours compensated, and (8) the employee’s gross wages. This authority shall be revocable by the employee by notice in writing delivered by mail to the General Manager of the Employer and the Financial Secretary of the Union once per year. The Union agrees that the Employer assumes no responsibility in connection with deduction of dues, assessments or fees except that of ordinary diligence and care in forwarding monies deducted as set forth in this Article. The Union shall indemnify the Employer and save the Employer harmless from any and all claims against the Employer based on this section or Section 2.3. Employer retains the right, at its option, to select and use its own counsel in any proceedings arising from this section where Employer determines there is a conflict between the interests of the Union and the Employer as follows: Employer shall provide the Union with a list of at least two (2) law firms that are acceptable to the Employer, and then the Union, in its sole discretion, shall select one of these law firms to act on Employer’s behalf. If the Union provides indemnification under this section, the Union will pay a reasonable hourly rate for attorney services, and those costs and services that are reasonable and necessary for such defense.

Section 2.9      Union Bulletin Board

Employer will provide bulletin boards for use by the Union, at locations acceptable to the Union, for the purpose of posting Union notices and communications. Union bulletin boards will be provided with locks and keys, with keys kept by the stewards.

Section 2.10      Union Access to Employer’s Premises

Authorized representatives of the Union, while acting on Union business, will be permitted to visit the offices and other places of work of the Employer during working hours. The Union representative will schedule visits to a department, work site, or facility with the Manager of Employee Relations, or the Manager’s designee. Before visiting an area where employees are working, the Union representative will, whenever possible, inform the supervisor responsible for the department which is to be visited. Members of the Union will be permitted to participate in Union meetings during their hours of work only as authorized by the General Manager or the General Manager’s designated representative.

Section 2.11      Loan of Employees

The Employer will not lend the services of an employee covered hereunder, or cause such services to be lent, except that to meet an emergency situation the Employer may lend employees’ services to any other electrical utility.

An employee shall be considered loaned when one or more of the following criteria is met:

(a)	The employees supervision for services in question is transferred to another electric utility.

(b)	The work is performed on the premises and for the sole benefit of another electric utility.

The Union recognizes that Employer lease-operates facilities owned by other electrical utilities and that the performance of services with regard to those facilities by the Employer’s personnel does not entail the loan of employees as contemplated herein.

In the event that the loan of employees becomes justified under the conditions heretofore described, the Employer will notify the Business Manager or other authorized representative of the Union as soon thereafter as practicable and in any event no later than the beginning of the next regular workday. The employees will be covered under the terms of this Agreement while on loan.

Section 2.12      Hiring Hall

All employees to perform services covered by this Agreement shall be secured through the offices of the Union, subject, however, to the following:

          2.12.1

The Employer shall notify the Union of possible vacancies, which the Employer intends to fill from the applicants for employment.

          2.12.2

The Union shall refer applicants for jobs, provided that the selection of applicants for referral shall be on a nondiscriminatory basis and shall not be based upon, or in any way affected by Union membership, bylaws, rules, regulations, constitutional provisions or any other aspect or observance of Union membership, policies or requirements.

          2.12.3

The Employer shall have the right to reject any job applicant referred by the Union. If the Employer rejects an applicant, the Employer shall immediately notify the Union in writing by noting same on the introductory form presented by the applicant.

          2.12.4

If the Union does not refer qualified job applicants, within two (2) working days after receipt of notice, who shall be acceptable to the Employer for filling the existing vacancies, the Employer shall be free to recruit employees from other sources.

          2.12.5     Non-Discrimination

The parties hereto recognize that the Employer is an equal opportunity employer within the contemplation of Title VII of the Civil Rights Act of 1964, as such statute has been implemented by one or more executive orders, and that Employer, may be likewise a federal contractor within the contemplation of the aforesaid executive orders and required to pursue an affirmative action program with respect to equal opportunity for employment (ref: Executive Order 11246, as amended, section 503 of the Rehabilitation Act of 1973, as amended, and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, 38 U.S.C. 4212, and their implementing regulations at 41 CFR Chapter 60). In order to insure that Employer conforms in its hiring practices to the requirements of the law, federal, state and local, as implemented by executive and administrative orders and regulations, the parties mutually agree that neither Employer nor Union will discriminate against any person or persons on the grounds of race, religion, color, sex, age or national origin with respect to recruitment, hire, promotion, demotion, termination, lay-off, transfer, compensation, selection for training, or otherwise, so as to deny such person or persons equal employment opportunities.

          2.12.6

The term “he” wherever used in this Agreement shall also mean “she”.

Section 2.13      Contracting Out - Purpose

It is understood and agreed that the function of Sections 2.13.1-4 are not in any way intended to limit or restrict the ability of the Employer to do business with other employers, but rather, these provisions are designed and intended to preserve work for employees whose wages, hours and other terms and conditions of employment are prescribed by this Agreement.

          Section 2.13.1      Erosion of Work Force

No regular employee shall be laid-off, terminated or discharged by the Employer as a result of the Employer’s subcontracting any work historically or normally performed by bargaining unit employees. The Employer agrees that it will not contract out or subcontract work for the underlying purpose of eroding the size of the bargaining unit.

          Section 2.13.2      Warranty Work

The Employer may without penalty contract out work involving the installation, troubleshooting and/or repair of equipment and apparatus if required by the terms of a manufacturer’s or supplier’s warranty. If skills new to the bargaining unit are used, the Employer will continue its existing practice of assigning at least one bargaining unit employee to assist with such warranty work as training that will facilitate work the bargaining unit employees will, with reasonable probability, do later.

          Section 2.13.3      Union Signatory Clause

           (a)     In order to preserve work traditionally performed by bargaining unit members, the Employer shall require that contractors for new construction involving any electrical work normally performed by employees covered by the Outside Agreement which is to be done at the site of construction of transmission lines, distribution lines, substations, SCADA systems, and inside wiring, become signatory to a current collective bargaining agreement with International Brotherhood of Electrical Workers Local 1547 if they are the successful bidder on a project. This requirement shall become applicable once a bid is awarded. Contractors or subcontractors need not be signatory to such agreement in order to bid on the project. Bidding is open to any contractor. In order to comply with this section, contractors not already signatory to a collective bargaining agreement with IBEW may either become signatory or they may execute an agreement with the IBEW to comply with the same terms and conditions set forth in the most current applicable agreement between IBEW Local 1547 and the Alaska Chapter National Electrical Contractors Association, Inc., which agreement is limited to the scope of the work and duration of the project. The IBEW and any successful bidder shall promptly enter into an agreement as necessary to comply with this section.

           (b)      This signatory provision will be interpreted and applied in good faith by both parties. The Employer shall not design a project, draw up job specifications or engage in any other practices for the purpose of intentionally taking itself outside the scope of the lawful application of the construction industry proviso in 29 USC 158(e).

           (c)

                      (1)      Work intended to maintain and operate existing facilities, or equipment at their original location, capacity and intended use (including maintenance clearing and trimming) is maintenance and operations, not new construction, and is covered by all the above-referenced provisions except the signatory clause set forth at Section 2.13.3(a). All subcontracting of maintenance and operation work normally performed by employees covered by this Agreement shall be compensated at the current prevailing rate of wages and fringe benefits as determined from time to time by the Alaska Department of Labor pursuant to Title 36.

                      (2)      Right-of-way clearing is exempt from the union signatory clause either when it does not constitute construction activity or when it has not normally and traditionally been performed by the bargaining unit.

                      (3)      Contracts for construction work, including the nonelectrical alteration, painting or repair of buildings, will not be covered by the Union signatory clause when such work is not normally performed by members of the bargaining unit.

           (d)      It is mutually agreed that “inside wiring” shall be defined as work necessary to the installation and construction of electrical facilities within Association buildings and structures or associated electrical work on the load side of the Association’s meter subject to the National Electrical Code. It is understood that this definition will not conflict with or limit work performed by classifications covered under the Outside or Generation Agreements.

          Section 2.13.4      Methods of Dispute Resolution

The parties shall not enforce Sections 2.13.1-3 of this Agreement by means of slowdown, picketing, strikes or lockouts. In order to avoid unnecessary disputes over application of this Article, the Union shall be given reasonable advance written notice of any preliminary decision to contract or subcontract work covered by Sections 2.13.1-3. Before the Employer may award any contract for subcontract (including task order contracts and unit price contracts) or assign any work covered by Sections 2.13.1-3 (engage in subcontracting activities), the Union shall be given an opportunity within the next five business days following the date of notice to meet with the Employer for the purpose of discussing whether the proposed action is in compliance with this Article. If mutual agreement cannot be reached within that time frame, the matter shall proceed to Step 3 of the grievance procedure if the Union so elects and the Employer will not refuse to arbitrate subcontracting grievances on the basis that they are illegal. If either party should refuse to arbitrate a contracting dispute, that party will be liable for the other side’s attorney’s fees and costs incurred in obtaining an order compelling arbitration. The discussion provisions of this section shall not apply to emergency work, task orders issued under task order contacts, individual jobs issued under a unit price contract, contracts, or subcontract in an amount of $50,000 or less, professional services, or in cases where work is bid under the OELCC and there are no pre-qualified non-union contractors. In addition, the notice requirement shall not apply to emergency work. The exemption of the foregoing categories of work from the notice and discussion provision of this section in no manner limits or impairs any rights the IBEW has to file and process grievances as to such work.

Section 2.14     Employee Access to Personnel Record

Employees shall have access to their personnel records in the Employee Relations Department at any reasonable time in the presence of the Manager of Employee Relations or designated representative of the Employee Relations Department. The employee will receive a copy of any disciplinary letters or of any material placed in this file which may lead to disciplinary action. The employee’s personnel file in the Employee Relations Department will be secured (locked) and will be accessible only to designated employees in the Employee Relations Department, the employee’s immediate supervisor and supervisory/managerial personnel in the direct chain of command. All other persons are barred from employee personnel files without the employee’s written consent, except as provided by law.

Section 2.15     Seminars, Workshops and other Meetings

The Employer recognizes the value of sending representatives to workshops or seminars which are for fostering better labor relations between the parties. In the interest of promoting better labor management relations, when the Employer determines it is beneficial to have representation from the bargaining unit attend such seminars or workshops, the Employer will pay for the associated expenses.

ARTICLE 3
APPOINTMENT AND TENURE

Section 3.1

All employees hereunder are designated as either NECA-Temporary, Probationary, Regular, or Temporary. The term NECA refers to the Inside-Outside IBEW Alaska Electrical Construction Agreement, as amended.

          Section 3.1.1     NECA-Temporary Employees

Journeyman linemen and Wiremen and other classifications as set forth in the IBEW-NECA Agreement may be employed as NECA-Temps for a period not to exceed six (6) months of continuous employment. Such employees shall be subject to this Agreement as to hours of work and applicable working rules only. In addition, NECA-Temporary employees shall receive the wage rates as set forth in the IBEW Inside-Outside Alaska Electrical Construction Agreement, as amended. The Employer shall pay for the NECA-Temp employee’s account, the health and welfare benefits, retirement benefits and group legal benefits as specified in said IBEW-NECA Agreement. NECA-Temporary employees shall not accrue seniority, service credits, holiday pay, annual leave, jury duty, worker’s compensation supplement or longevity. NECA-Temporary employees shall be compensated at two (2) times the appropriate straight time rate for time worked on holidays as defined in Section 4.5.

When it becomes necessary for a NECA-Temporary Journeyman lineman to assume the position of leadman, they shall receive 104% of the applicable wage rate. When a NECA-Temporary Journeyman lineman is assigned to the swing shift loop wagon, they shall receive 115% of the applicable wage rate for all hours worked while assigned to the swing shift loop wagon. When a NECA-Temporary Journeyman is assigned to the mid-shift loop wagon they shall receive 125% of the applicable wage rate for all hours worked while assigned to the mid-shift loop wagon. Assignment of a NECA-Temporary employee to a regular position shall not cause the employee to be treated as either a probationary or regular employee unless employer affirmatively indicates in writing that it is Employer’s intent and desire to change the employee’s status from that of a NECA-Temporary to either a probationary or regular employee.

          Section 3.1.2     Probationary Employees

A probationary employee is one who has been hired by the Employer for regular employment, but who has less than ninety (90) days continuous service with the Employer. All employees hired to fill a regular job will be regarded as probationary employees for the first ninety (90) days. During this period of probationary employment, the newly hired employee may be laid off or discharged by the Employer, and such actions shall not be subject, to the provisions of Article 10 herein. All employees hired to fill a regular job shall accrue service credits and seniority during such probationary period. This time may be extended by mutual agreement between Management and Union.

Probationary period for newly hired Relay/Control Wiring Technicians, Substation Technicians, Substation Lineman and Substation Lineman trainee is six (6) months and during this period of probationary employment, these employees may be laid off or discharged by the Employer and such actions shall not be subject to the provisions of Article 10 herein.

The rights of regular employees who bid to a different position and who do not successfully complete the probationary period in the bid position shall be as specified elsewhere in this Agreement.

          Section 3.1.3     Regular Employees

A regular employee is one who has been designated by the Employer in writing as being a regular employee and who has served the Employer continuously for ninety (90) days subject to any exceptions related to the probationary period as provided for in this agreement.

          Section 3.1.4     Transfer of Temporary Employees to Probationary or Regular Status

Any employee hired as a NECA-Temporary or Temporary may be awarded or transferred to Probationary or Regular status by the Employer. Any such change in status will be in writing. If the employee, on the date of accepting the award or transfer, has not been employed for ninety (90) days, the employee will be transferred to probationary status and the time accrued from the employee’s temporary hire date will be considered part of the probationary time period.

          Section 3.1.5     Temporary Employees

A temporary employee is an individual employed in a non-journeyman position to meet occasional workload or an employee’s absence from a position for cross training, disability or leave. This individual may be employed for a period not to exceed nine months. This nine month limit may be extended by mutual consent of the Union and the Employer.

The intent of this section is not to reduce the number of regular positions by the hiring of temporary employees.

Temporary employees will be subject to this Agreement only as to hours of work, rates of pay, holiday pay, annual leave, health and welfare benefits, pension, and applicable working rules.

Such employees dispatched on a short call (14 calendar days or less) shall not be eligible for floating holidays or birthday holidays.

Section 3.2     Service Credit and Seniority

          3.2.1     Service Credit

For the purpose of this Agreement service credit is the actual amount of time for which a probationary or regular employee receives compensation for full-time employment with the Employer, to which is added the actual time the employee is on authorized leave without pay, except as provided in Section 2.7 herein.

          3.2.2     Seniority

Except as provided in Section 3.3.1, seniority is the total service credit which the employee has with the Employer since the employee’s last uninterrupted date of hire within Chugach’s bargaining units. When more than one employee is employed on the same day, the employee with the lowest dispatch number will have the greatest seniority.

A list reflecting the relative seniority status of each employee covered hereunder will be available to the shop steward. The Employer will keep such seniority list current.

Section 3.3     Termination of Seniority

The seniority of an employee will terminate under any of the following conditions:

          3.3.1

When a regular employee is laid off, except that if that employee is re-employed as a regular employee and his service break is twelve (12) months or less, seniority will accrue uninterrupted to original date of hire.

          3.3.2.

When the employee resigns.

          3.3.3

When the employee is discharged for just cause.

Section 3.4     Vacancies

The following procedure will govern job posting, bidding, selection and award, for all job classifications covered by this Agreement.

          3.4.1     Job Posting

Any job or position covered by this Agreement which has been vacated and is to be filled, or any job that is being created, shall be posted. Posting shall state details and qualifications applicable to the job or positions. The Employer will re-post Vacancy Positions in-house every twelve (12) months when a vacancy to be filled has not been filled by way of the posting/bidding process (in that order). This timeframe may be extended by mutual agreement between the parties. Re-posting will only be required if a qualified applicant from outside the Company is not hired to fill the position.

          3.4.2     Job Bidding

For the purpose of providing every regular employee covered by this Agreement with an opportunity to bid on posted vacancies, the Employer will make a reasonable effort to notify all such employees, including those on annual leave, of posted vacancies provided that the employee on annual leave has left an address or phone number where the employee can be contacted and further provided that the employee has previously notified the Manager of Employee Relations, the employee’s supervisor or the Shop Steward in writing that the employee desires to be notified of any posted vacancies. Any regular employee covered by this Agreement, may, within five (5) working days from the date of job posting, present in writing (or verbally if out of town) to the Employer Relations Department, the employee’s immediate supervisor or the shop steward, the employee’s request to bid. Such request will include all data required by the posting.

Except as provided in 3.4.3, temporary positions or reassignments are not biddable but may be posted so that employees may indicate their interest for consideration. Regular employees may be assigned to temporary jobs for cross-training provided the employee signifies an interest in that particular assignment. Periods of such reassignment may be up to sixty (60) calendar days. The 60-day limit may be exceeded by mutual consent of the Union and the Employer. Temporary promotions shall be on a twenty-four (24) hour basis.

Unless mutually agreed, employees are limited to one successful bid during any twelve (12) month period. This restriction will not prevent an employee from bidding a promotional opportunity except that employees awarded a Kenai Peninsula operations position will work in this position a minimum of twelve (12) months and will not bid on any other position during this time. The bidding restrictions in this section do not affect bidding opportunities to bid as set forth in 3.4.3.

          3.4.3

Certain temporary positions which are highly desirable because of the potential they provide for overtime or increased wage rates may be subject to the bid procedure. Any regular employee who successfully bids on such temporary job will, upon completion of said job, return to work as assigned by Employer and not to a biddable position which he may have held prior to his successful bid for the above-mentioned temporary position.

          3.4.4          Job Award

Within five (5) calendar days after the closing date of the bids, the bid will be considered and the job awarded. Bid pay to start at the time of the bid award providing the employee is available to assume the position on that date and shall continue until bid position is canceled. (Positions covered by 3.4.3 are not included).

All bids will first be reviewed for validity of qualifications by a Bid Committee, composed of two (2) representatives from the bargaining unit selected by the Shop Steward and two (2) from the Employer selected by the Employer. All qualified bids will then be considered by the Bid Committee without discrimination of any kind to determine who is most qualified to perform the work.

The Bid Committee must consider the following factors equally: ability to meet the posted qualifications, merit, fitness and 3 years past performance. The Bid Committee may require written, oral and demonstrative evaluation of qualifications. These evaluations will be mutually agreed by the Bid Committee and will be based upon the appropriate position description. In addition, the Bid Committee may request interviews with bidder(s) and/or managers. Where bidders are equal in qualifications, seniority shall prevail.

Within three (3) working days the Executive Manager or designee will, in the absence of overriding circumstances, accept the recommendations of the Bid Committee. If the Executive Manager or designee does not accept the recommendation of the Bid Committee, he or she shall inform the Bid Committee of the reasons in writing. In the event of a tie Bid Committee the Bid Committee will reconvene with the Executive Manager or his designee as a voting member of the committee. Neither the Executive Manager nor his designee will have been a member of the original Bid Committee. The Bid Committee will reconvene, re-evaluate the bidders and render a decision. Should an employee believe that they are passed over without justification the employee may file a grievance and follow the procedures in Article X.

Regular employees awarded a bid to a higher classification (except jobs under 3.4.3) will undergo up to a sixty (60) day probationary period. Any employee who successfully bids and fails the probationary period shall return to a position assigned by the Employer within the classifications listed in Article 3 Section 3.5.2 in which the employee occupied prior to the failed bid.

A bid form will be available so that when a person bids a job, the employee may clearly indicate the employee’s qualifications in terms of the qualifications required.

          3.4.5          Assigned Positions

Classifications covered by this Agreement, which are assigned positions, shall be posted on the Operations bulletin board so that employees may indicate their interest for consideration as openings occur.

Section 3.5           Reduction-in-Force

          3.5.1

When a reduction-in-force for regular employees is necessary, company seniority by job classification as described below shall prevail regarding such layoffs. Classifications are as follows:

(a) Any position requiring journeyman lineman as a prerequisite;
(b) Control Wiring/Relay Technicians;
(c) Warehouse Department;
(d) Mechanics;
(e) Meter Readers;
(f) Construction and Maintenance;

(g) Utility Aborist;
(h) Substation Technicians

When a reduction-in-force for NECA-Temporary employees is necessary, layoffs will be in reverse book order and reverse layoff within book according to hire date. Apprentices will be characterized as NECA-Temporary employees for all purposes except lay-off. As long as the number of apprentices is within the ratios listed in Section 6.1, the Employer may lay-off NECA-Temporary employees before apprentices.

In the event new classifications are created, the Union and the Employer will develop a letter of understanding to cover reduction-in-force.

ARTICLE 4
ANNUAL LEAVE AND HOLIDAYS

Section 4.1          Annual Leave

A regular employee will earn annual leave at the rate of;

          1st year          160 hours per year
          2nd year          176 hours per year
          3rd year          192 hours per year
          4th year          208 hours per year
          5th year          240 hours per year

per annum of active and continuous service. An employee on annual leave will be considered in active service; an employee on approved leave without pay will not be considered in active service. Except for prior written approval of an employee’s Executive Manager, or other person designated in writing by the Employer, no employee shall be allowed to take more than four hundred eighty (480) hours of annual leave at one time. Accrued annual leave will be shown on each paycheck.

Section 4.2           Scheduling of Leave

Annual leave will be scheduled in advance as follows:

          4.2.1

Annual leave which has been requested on or before March 1 for the following twelve (12) months, or as agreed between the parties hereto, will be approved or disapproved, dependent upon the manpower requirements of the Employer. All annual leave will be approved pursuant to consideration of seniority. Approved annual leave shall be granted at the time scheduled. Written approval or disapproval of said leave shall be made within ten (10) days after March 1. Requests which have been disapproved will be granted as soon thereafter’as practicable or as agreed by the Union and Employer. Both the Union and the Employer agree that both parties shall take all reasonable action to accommodate for the employee’s absence.

          4.2.2

When an employee requests extended leave to travel outside of Alaska and so notifies the Employer prior to March 1 and has been scheduled pursuant to consideration of seniority, the employee may take up to sixty (60) days of accrued annual leave and it shall be granted at the time scheduled.

          4.2.2.1

If the Employer makes a documented accommodation for an employee’s absence, the employee may not, without the Employer’s permission, cancel the employee’s annual leave within ten (10) days of the scheduled date of the approved annual leave unless the cancellation is due to documented circumstances beyond the employee’s control.

          4.2.3          Emergency Leave

In emergencies such as serious illness or other grave personal problems which, in the opinion of Employer merit such consideration, annual leave will be granted immediately, provided that the employee states the reason for requesting such leave. If accrued annual leave is exhausted, the Employer may grant leave without pay under Section 4.3 The Union will cooperate with the Employer to insure to the maximum extent possible that consideration given to emergency requests for annual leave are not abused. Employees will make every reasonable effort to notify the Employer in a timely manner of the need to be absent because of an emergency.

          4.2.3.1           Bereavement Leave

In the event of a death in the immediate family, an employee shall be granted three (3) working days paid leave of absence for purposes of attending the funeral, attending the burial, or dealing with the immediate grief caused by the death. Such leave will not be used as a reduction of the employee’s accrued annual leave and may not be banked for future use. Employees will make every effort to notify the Employer in a timely manner of the need to be absent because of bereavement leave and, upon returning from such leave, will confirm the reason leave was taken on a form provided by the Employer. The term immediate family is defined as the following and applies both to the family of the employee and the employee’s spouse: child (including foster child and step-child), spouse, sister, brother, parents (including foster parents and step-parents), and grandparents.

          4.2.4

Annual leave for a period of over seven (7) days, if requested after March 1, will be requested at least ten (10) days prior to the commencement thereof. Written approval or disapproval of said leave shall be made within five (5) days after request has been received. Annual leave for a period of seven (7) days or less will be requested at least three (3) days prior to commencement thereof. Written approval of said leave shall be made within two (2) days after request has been received. Such annual leave will be granted if, in the opinion of the Employer, its operation will permit. Otherwise, such requests will be granted as soon thereafter as practicable. Annual leave will be granted in units of less than four (4) hours if approved by the Employer.

Section 4.3           Leave Without Pay

               4.3.1          Use of Leave Without Pay

(a) Approved Leave Without Pay - Leave without pay, not to exceed sixty (60) days in any one (1) year, may be granted at the discretion of the Employer upon application but leave without pay will not be granted to any employee until the employee has used all accrued annual leave, except as otherwise provided in this Agreement. The employee will continue to earn service credit with the Employer during the time the employee is on approved leave without pay status. This section will not apply to leave without pay for employees entering Union service, nor to leave without pay for medical reasons, which are covered elsewhere in this Agreement.

(b) To prevent abuse of leave without pay, whenever an employee who has exhausted all annual leave in the calendar year has used unapproved leave without pay for routine, incidental absences in excess of forty (40) cumulative hours in that year, the employee will be responsible for paying the pro rata share of monthly health care premiums paid by the Employer on any subsequent unapproved leave without pay in that calendar year. The employee’s pro rata share will be paid by payroll deduction.

          4.3.2      Notification

If an employee seeks leave without pay under this section for a period of over five (5) working days, and requests the leave at least ten (10) working days in advance, the Employer shall give written approval or disapproval of the leave request within five (5) working days after the request is received. If the Employer turns down a request for leave without pay, the Employer will advise the employee whether, in the opinion of the Employer, the employee may take the leave at a later time.

Section 4.4      Sick or Disability Leave

          4.4.1      Sick or Disability Leave

When illness or need of medical attention requires that a regular employee be absent from regularly scheduled work three (3) or more consecutive days, commencing after the third day, leave without pay shall be granted by the Employer at the request of the employee. Otherwise, his absence will be charged to annual leave to the extent that such employee has accrued annual leave with the Employer. Such leave will not exceed one (1) year if the employee had less than five (5) years of service credit at the start of such leave, nor exceed two (2) years if the employee had five (5) years or more service credit at the start of such leave. The one (1) and two (2) years caps on leave without pay noted above shall be calculated on a cumulative basis using a rolling five (5) year period.

          4.4.2      Medical Verification

If an employee takes annual leave or leave without pay because of claimed illness or need of medical attention, the Employer may require the employee to provide the Employer with a statement from a medical doctor certifying that the employee’s absence was necessary for medical reasons in cases of suspected abuse of leave. Additional statements by a medical doctor may be required by the Employer in the case of extended illness or disability. The employee shall received one (1) hour compensation at the straight time rate (not counted as hours worked). The employee shall be reimbursed for physicians’ charges not covered by the employee’s insurance upon submission of all relevant documentation.

          4.4.3      Substance Abuse Treatment Opportunity

Employees suffering from alcoholism or drug abuse will receive the same consideration that is extended to employees having any other illness.

          4.4.4      Employee Responsibility - Treatment

It shall be the employee’s duty to seek treatment for alcoholism or drug abuse. In no case shall job security or promotional opportunity be jeopardized by seeking treatment for such an ailment or condition. However, if two (2) alcohol or drug abuse related occurrences occur within a twelve (12) month consecutive period, a third occurrence may be just cause for termination. The employee is responsible for maintaining a satisfactory level of job performance. Failure to do so may result in appropriate corrective or disciplinary action as determined by the Employer.

Intent Statement: The parties understand that the “safe harbor” created by the above section is designed to encourage employees to seek treatment for alcohol and substance abuse, and to protect them against discipline and job loss while they are in treatment if they should stumble once or twice. It is not intended to give employees who have not admitted they have a problem, or sought treatment, the right to abuse alcohol or other substances before they can be disciplined.

          4.4.5      Worker’s Compensation

If a regular employee is absent from work because of an injury which is compensable under the worker’s compensation laws, or any other applicable law, the employee will continue to earn service credit until such credit is terminated by mutual agreement of the parties, or at such time as the compensation claim has been fully settled, whichever is earlier. Employee shall furnish Employer with a statement from a medical doctor certifying that the employee’s absence was necessary for medical reasons and a statement certifying that the employee is able to return to work. When an employee is on worker’s compensation, the employee shall continue to accrue annual leave.

          4.4.6

Pension Contributions on Worker’s Compensation Pay

Pension Contributions shall be made on a regular employee’s behalf up to a maximum of forty (40) hours of compensation per week for each week the employee receives supplemental payments in addition to workers compensation pursuant to Section 4.8, with contributions capped at maximum of twenty-six weeks.

Section 4.5      Holidays

The days listed below will be recognized as paid holidays:

New Year’s Day	(January 1)
Memorial Day	(Last Monday in May)
Independence Day	(July 4)
Labor Day	(First Monday in September)
Thanksgiving Day	(Fourth Thursday in November)
Friday After Thanksgiving
Christmas Eve	(December 24)
Christmas Day	(December 25)
New Year’s Eve	(December 31)
Three Floating Holidays

          4.5.1

The foregoing holidays will be observed on the dates mentioned above, unless other days for their observance are established by statutes or presidential or gubernatorial proclamation. In the event of a conflict between a federal law or federal proclamation and a state law or gubernatorial proclamation with respect to any such observance, the state law or gubernatorial proclamation will control.

          4.5.2

In consideration of this Agreement, when a recognized holiday falls on a Sunday, it will be observed on the following Monday, when a recognized holiday falls on a Saturday, it will be observed on the preceding Friday. If Christmas or New Year’s falls on a Saturday, it will be observed on Friday, and Christmas Eve or New Year’s Eve will be observed on Thursday. When Christmas Eve or New Year’s Eve falls on a Sunday, it will be observed on the preceding Friday.

In consideration of the Tuesday through Saturday shift the following will apply:

When a recognized holiday falls on a Monday, it will be observed on the following Tuesday; when a recognized holiday falls on a Sunday, it will be observed on the preceding Saturday. If Christmas or New Year’s falls on Sunday, it will be observed on Saturday, and Christmas Eve or New Year’s Eve will be observed on Friday. When Christmas Eve or New Year’s Eve falls on a Monday, it will be observed on the preceding Saturday.

In consideration of the Sunday through Thursday shift, the following will apply:

When a recognized holiday falls on a Saturday, it will be observed on the following Sunday; when a recognized holiday falls on a Friday, it will be observed on the preceding Thursday. If Christmas or New Year’s falls on Friday, it will be observed on Thursday, and Christmas Eve or New Year’s Eve will be observed on Wednesday. When Christmas Eve or New Year’s Eve falls on a Saturday, it will be observed on the preceding Thursday.

          4.5.3

The floating holidays shall be observed on a day mutually agreeable to the employee and Employer. Employees who want to use their floating holiday on Martin Luther King Day (third Monday in January) will be allowed to do so provided Employer can maintain essential operations.

Section 4.6      Jury Duty

An employee shall promptly inform the employee’s supervisor when the employee receives a summons for jury duty. If an employee is absent from work on a regularly scheduled workday in compliance with a summons for jury duty, or is subpoenaed to appear because the employee’s presence was directly related to the discharge of duties with Employer, such employee will be administratively excused with pay for the period that the employee’s absence for such duty is necessary. The employee will be paid the applicable straight time, day rate, less the difference between any jury fee received by the employee and any parking fee paid by the employee. No shift premium or overtime will be paid for jury duty. No charge against annual leave will be made for absence from work in compliance with a jury summons or subpoena referred to above.

Shift workers shall be assigned to day shift Monday through Friday when serving. For each day while on jury duty, the employee shall obtain from the clerk of court a note indicating when the employee is released from jury duty; if two (2) or more hours remain in the work day, excluding a lunch break if the employee did not receive such a break during jury duty, the employee shall return to work as soon as is reasonably feasible.

Section 4.7      Voting Time

An employee desiring to vote in a federal, state, or municipal election may do so, provided the employee is eligible to vote in that particular election for which the employee requests the time off and that the employee can reasonably be spared from the employee’s duties. The Employer may schedule voting time throughout the day; provided, however, that employees scheduled to vote just prior to the end of their schedule workday will be given one (1) full hour. Absence from work for voting time shall be charged against annual leave.

Section 4.8      Payment in Addition to Worker’s Compensation

The Employer will pay weekly to any employee disabled in Employer’s employment a sum equal to the difference between the total amount of compensation to which the employee is entitled under the Alaska Worker’s Compensation Act and/or under any other disability insurance program in which Employer may participate, and seventy-five percent (75%) of the total wages to which the employee would have been entitled, computed at the straight time rate for the employee’s regularly scheduled hours of employment, had the employee been on active employment; provided, all such payments in lieu of wages shall be limited to the period for which the employee is entitled to disability compensation, but not to exceed a total of twenty-six (26) weeks; and provided, further, Employer may require the employee to furnish satisfactory evidence of the sums received as disability compensation and medical evidence justifying the employee’s continued receipt of such disability compensation.

          4.8.1      Certification Upon Return to Work

Each employee, upon returning to work, will provide the Employer with a physician’s statement authorizing such return and stating work limitations required, if any. After returning to work, if the employee is observed to have problems in performing the employee’s job, the employee may be requested to return to the employee’s treating physician for a written evaluation of work that may be safely performed, and time required for this evaluation shall be considered as hours worked. Employer agrees to provide the treating physician, prior to this evaluation, with a written description of the physical requirements of the job.

Section 4.9      Pregnancy Leave

Employees, who are disabled as a result of pregnancy, child birth, or a related medical condition, shall be granted the same consideration as an employee having any other disability.

In the event state or federal law does not require that an employee who becomes the parent of either a new-born or adopted child receive at least eight weeks of leave, the following provision shall become a part of the collective bargaining agreements with the Outside, Generation, and Office and Engineering bargaining units:

Parent Leave An employee who becomes the parent of either a new-born or adopted child may take up to eight (8) consecutive weeks of annual leave or leave without pay. Leave under this section must begin no later than four (4) months after birth or adoption of the child. All accrued annual leave in excess of forty (40) hours will be taken prior to commencing leave without pay. Whenever possible, parent leave shall be requested at least ninety (90) days in advance.

Section 4.10      Military Leave

An employee absent from the employee’s employment in order to discharge military service required by law will be granted leave without pay for the period of such service or, at the employee’s option, annual leave to the extent such leave has been accumulated.

Section 4.11      Blood Bank

Employees who volunteer in an emergency to donate blood shall be excused and compensated at their regular straight-time rate for travel time and actual time spent donating.

Section 4.12      Employee Notice of Absence

If an employee is unable to report to work due to illness or disability, the employee will make every reasonable effort to notify Employer by either personally notifying the employee’s supervisor or by leaving a message on the company voice mail of the employee’s supervisor prior to the start of the employee’s regularly scheduled shift.

ARTICLE 5
HOURS OF WORK AND COMPENSATION

Section 5.1      Workday and Workweek

The normal work day and work week shall consist of five (5) consecutive eight (8) hour days, 8:00 a.m. to 4:30 p.m., Monday through Friday.

          5.1 ..1

Employees shall be allowed sufficient opportunity before quitting time to put away tools and equipment. Only actual time required shall be taken for this purpose.

          5.1.2      Meals

                    5.1.2.1

All employees shall be granted an unpaid meal period of at least thirty (30) minutes in duration. The meal period shall begin not more than ½ hour prior to the midpoint of the shift nor more than 1 hour following the midpoint of the shift. The Employer may determine when the meal period will occur within this time frame. A crew may choose to take an unpaid meal period of one hour; however, the end of the normal workday shall be extended by one-half (½) hour.

If work continues beyond one hour past the midpoint of the shift without starting the lunch break, it shall be at double the straight time rate until relieved for the normal 1/2 hour lunch period up to a maximum of 2 hours at double the straight time rate. When the delayed lunch period is taken it shall be on the Employer’s time at the straight time rate. It is intended that the employees will take the lunch period as close as practical to their scheduled meal period, so long as the work required to restore outages, to resolve emergencies, or to make hazardous conditions safe has been completed.

If the employee is unable to eat before the end of the employee’s regular scheduled shift, the employee shall be provided ½ hour at the straight time rate to eat a meal.

                    5.1.2.2

When employees are reasonably close to their starting location or where a lunch is available, such as a restaurant, at the lunch time the Employer will allow the use of Employer’s vehicle to travel to and from lunch provided employees travel on their own time.

                    5.1.2.3

In the event the work location is such that a hot lunch and sanitary conditions are not reasonably available, the lunch period shall be considered as time worked and the employee paid at the applicable overtime rate.

                    5.1.2.4

When sanitary conditions or a hot lunch are not available, the employees shall be notified twenty-four (24) hours in advance, if at all possible.

                    5.1.2.6

Employees working a straight (8) hour shift with no lunchtime provision will eat on company time. The meal period shall begin not more than ½ hour prior to the midpoint of the shift nor more than 1 hour following the midpoint of the shift. The Employer may determine when the meal period will occur within this time frame.

If work continues beyond one hour past the midpoint of the shift without starting the lunch break, it shall be at double the straight time rate until relieved for the normal ½ hour lunch period up to a maximum of two (2) hours at double the straight time rate. When the delayed lunch period is taken it shall be on the Employer’s time at the straight time rate. It is intended that the employees will take the lunch period as close as practical to their scheduled meal period, so long as the work required to restore outages, to resolve emergencies, or to make hazardous conditions safe has been completed.

If the employee is unable to eat before the end of the employee’s regular scheduled shift, the employee shall be provided ½ hour at the straight time rate to eat a meal.

                    5.1.2.7

When an employee is required to work two (2) hours or more immediately following his regularly scheduled shift, or four (4) hours or more after a call-out, he shall be furnished a meal by the Employer on the Employer’s time at the straight time rate and every four (4) hours thereafter until relieved. Eating shall be accomplished as quickly as reasonably possible not exceeding one (1) hour if returning to work after eating. One-half (1/2) hour shall be permitted also at straight time if the employee eats after he has finished work, but the employee shall be permitted to elect to take in lieu of the meal furnished by the Employer $20.00 and one-half hour at the double time rate. A $30.00 (includes gratuity) ceiling is established for meals that are eaten. In the interest of safety or to minimize the duration of an outage, the Employer may require an employee to delay no more than one meal period.

                    5.1.2.8

If a call-out has caused an employee to miss breakfast at home, the Employer will provide this meal and time to eat it, not to exceed one-half (1/2) hour.

                    5.1.2.9

Entitlement to meal money will be noted on the time card and certified by the appropriate supervisors and will be paid concurrently with the wages for the same day.

          5.1.3      Workday, Workweek, Flexible Workday, Optional Workweek The definitions of workday, workweek, flexible workday, and optional workweek are provided within this Agreement. The Union and the Employer may modify workdays, workweeks, or optional workweeks by mutual agreement except as provided in Section 5.1.3.8. The Employer shall give full consideration to an employee’s child care needs when making assignments to alternate work schedules.

                    5.1.3.1      Swing Shift

A second or swing shift consisting of eight (8) hours may be established. Normally the running of service drops will be limited to daylight hours. When running of services after dark, the residents of the immediate area will be notified prior to the employees beginning such work.

The workday will be from 4:00 p.m. to 12 midnight unless otherwise mutually agreed.

                    5.1.3.2      Mid-Shift

A third or mid-shift consisting of eight (8) hours may be established.

The workday will be from 12 midnight to 8:00 a.m. unless otherwise mutually agreed.

                    5.1.3.3      Night Shop Mechanic

For a night shop mechanic, as defined in Section 11.1.16 herein, a normal workday will begin at 4:00 p.m. and end at 12 midnight, Monday through Friday.

                    5.1.3.4      Tuesday-Saturday and Sunday-Thursday Loop-Wagon In an effort to provide on-duty coverage for a seven (7) day per week operation, the Employer may establish an optional workweek for a loop wagon of Tuesday through Saturday and/or Sunday through Thursday between the hours of 8:00 a.m. through 4:30 p.m. Employees working these shifts will be compensated at the appropriate straight time wage rates for those hours. However, straight time hours worked Saturday by the Tuesday through Saturday loop wagon will be compensated at 125% of the appropriate wage rate. Straight time hours worked on Sunday by the Sunday through Thursday loop wagon will be compensated at 135% of the appropriate wage rate. This compensation is provided by the Employer to the employee as an incentive to minimize the scheduling of single days of annual leave on Saturdays and Sundays. The Employer and these employees will work to minimize disruption caused by scheduling annual leave on Saturdays and Sundays. Annual leave taken or overtime pay for Saturdays will not be compensated at the 125% rate. Annual leave and overtime on Sundays will not be compensated at the 135% rate.

Assignment to these optional loop wagon workweeks will be by bid provided that if no qualified bids are received, the Employer may assign employees on the basis of reverse seniority order.

                    5.1.3.5      Mechanics Helper

For a mechanics helper, as defined in Section 11.1.17 herein, a normal workday will begin at 2:00 p.m. and end at 10:00 p.m., Monday through Friday.

                    5.1.3.6      Construction and Maintenance Classifications

The Employer may establish a swing shift for the construction and maintenance classification employees, provided 48-hour notice is given. The swing shift may be 4:00 p.m. to 12:00 midnight, Monday through Friday. Any change in shifts shall require a 48-hour notice, thereby requiring each shift scheduled to be not less than two (2) days in duration. This optional shift is to provide flexibility for the construction and maintenance classification employees.

                    5.1.3.7      Night Warehouseman

For a night warehouseman as defined in Section 11.1.24 herein, the normal workday will be from 3:30 p.m. to 11:30 p.m. unless mutually agreed otherwise.

                    5.1.3.8      Flexible Workday

For all recognized shifts within this Agreement, the Employer may change the start time by up to one hour before or after the regular start time. The Employer shall notify the employee(s) by the end of the shift plus one work day before the required start time (e.g., notice by 4:30 p.m. Tuesday for work on Thursday). Employees working under this provision shall attend Safety Training sessions in accordance with Article 8.4.

Section 5.2      Compensation

          5.2.1      Regular

Except as otherwise specifically provided in this Agreement, compensation for the first eight (8) hours of work in any one workday and for the first forty (40) hours of regularly scheduled work in any one workweek will be at the regular rate of compensation for the job classification concerned.

          5.2.2      Overtime

All work performed in excess of eight (8) hours during the first five (5) days of the employee’s workweek and all work performed on the sixth (6th) and seventh (7th)

days of the employee’s workweek will be compensated at double the applicable straight time rate.

          5.2.3      Holiday Compensation

When an employee is required to work on a paid holiday listed in Section 4.5 hereof, subject to the condition therein stated, he will be paid the appropriate straight time rate for the eight (8) hours of the holiday and, in addition, he will receive double the appropriate, straight time rate for all of the time worked during the holiday. An employee returning to work from a leave without pay on the day before or after a holiday will not be eligible for holiday pay.

          5.2.4      Compensation During or in Lieu of Annual Leave

An employee who is eligible to receive annual leave under the terms of this Agreement and who is on annual leave will be paid at the employee’s straight time rate in effect when such leave is taken and on the day the employee would be paid were the employee on duty in the employee’s regular job. An employee who is eligible to receive annual leave under the terms of this Agreement and who is temporarily working in a higher classification will be paid for annual leave taken at the higher wage rate after the employee has served in the higher classification for more than thirty (30) calendar days.

Upon termination, an employee who is eligible to receive annual leave under the terms of this Agreement will receive a lump sum payment in lieu of accrued annual leave, which payment will be computed at the employee’s straight time rate. No employee shall be required to take cash payments in lieu of annual leave except when an employee resigns, is laid off, or is terminated.

An employee who is eligible to receive annual leave under the terms of this Agreement may receive payment in lieu of annual leave on a quarterly basis. In an emergency, payment without regard to the quarterly limitation may be authorized consistent with Chugach’s established policy. All cashing of leave shall be at the employee’s regular hourly straight time rate of pay. An employee who is eligible to receive annual leave under the terms of this Agreement may cash in accrued leave at a higher wage rate when the employee is temporarily working in a higher classification only after the employee has served in the higher classification for more than thirty (30) days.

          5.2.5      CALL-OUT PAY

An employee who is required to return to work outside his regular hours of duty will be paid a minimum of two (2) hours at the applicable overtime rate, or holiday rate, whichever is appropriate.

The Employer need not follow any particular order on the call-out list if to do so would prolong the situation because of necessary travel time of the employee who would be normally called out. This call-out exception will apply to employees living north of Eklutna or south of Bird Creek.

In the event an employee accepts a call-out, he shall be considered working and receive the appropriate wage rate for all hours from the time the call is accepted until return to show-up, as herein defined.

Any employee accepting a call-out must be available to immediately respond and make every effort to report to the employee’s appropriate show-up as soon as possible.

          5.2.6      Call-In Pay

If an employee is instructed by his supervisor to report for scheduled work on a day such employee would not normally be on duty, or on a holiday, and such work is subsequently cancelled, the employee will be paid a minimum of two (2) hours at the applicable overtime rate, or at the holiday rate.

          5.2.7      Per Diem

If the Employer requires an employee to be away from home overnight, the Employer will furnish all meals and lodging. When an employee is away from home he shall have the option of receiving $75.00 per diem in lieu of the Employer furnished meals and lodging for all days which he may be required by the Employer to remain away from home.

          5.2.8      Relief

An employee who has been on duty for four (4) or more hours outside of his normal shift shall not be required to report for work the following scheduled workday until he has had a minimum of ten (10) hours of relief. An employee who has been on duty for two (2) to four (4) hours beyond midnight shall not be required to report for work the following scheduled workday until he has had a minimum of eight (8) hours of relief. The employee shall be paid at his applicable rate for those scheduled hours included in his ten (10) hours of relief. If the Employer requests the employee to come back to work without the minimum of ten (10) hours of relief, the employee shall be compensated at double the straight time rate until he is relieved. In the interest of safety, the Employer may determine when an employee is required to rest.

          5.2.9      Notice for Out of Town Work

When an employee is required to be out of town on scheduled work, the employee will be notified two (2) working days in advance and the work period will be for a minimum of ten (10) hours a day. If the employee does not receive two (2) days notice, the employee shall be considered working and receive the appropriate wage rate for all hours from show up to show up as defined in Section 11.12.

In the event of unexpected absence of an employee previously scheduled to work out of town, a voluntary replacement may substitute and be given a reasonable amount of time to pack personal items. Hours and compensation will be on same basis as employee given two (2) days’ notice.

Section 5.3      Compensation of Employee Working in Higher Classification

When an employee is temporarily required to perform work in another classification for more than thirty (30) minutes in the morning before lunch, the employee shall be paid the higher rate that either classification calls for under the contract for a period not less than two (2) hours. If an employee performs such work in the afternoon for more than thirty (30) minutes, he shall be paid at the higher rate for not less then two hours.

          5.3.1

When a swing shift or midshift Loop Wagon leadman assumes the position of temporary foreman, he will receive a seven and one-half percent (7.5%) increase in his rate of pay. When a swing shift or midshift Loop Wagon driver assumes the position of temporary foreman, he will receive a twelve percent (12%) increase in his rate of pay.

Section 5.4      Temporary Transfer to Lower Classification

No employee will suffer a reduction in pay by reason of the employee’s temporary transfer to a job carrying a lower pay classification. If an employee voluntarily bids into a lower pay classification, the employee will be paid at the lower pay rate.

Section 5.5      Air Travel

Employer guarantees that, in the event an employee subject to this Agreement dies from injuries suffered as result of being required to travel by air at the direction of Employer, or in the discharge of duties to Employer, the total sum of $500,000 will be paid to the employee’s beneficiary, or beneficiaries, as designated by the employee.

          5.5.1      No Flying Roster

An employee subject to this Agreement who does not wish to be assigned to work of the Employer requiring travel by aircraft will signify that wish by signing a “No Flying Roster” to be maintained by the Employer. The employees whose names appear on the “No Flying Roster” will not be assigned to work of the Employer requiring travel by aircraft. Two flying rosters will be maintained, one fixed wing; the other rotary (helicopters) and any employee will be allowed to change status once annually.

          5.5.2      Aircraft

All personnel flights authorized by the Employer will be in twin-engine fixed wing aircraft. When helicopters are utilized, they will be float equipped.

Section 5.6      Pay Period and Payday

The Employer shall establish a payroll system providing for the payment every Thursday for the one (1) week pay period ending Wednesday the previous week. If a Thursday payday falls on a day recognized as a paid holiday by Employer, the last workday preceding will be payday. Employees subject hereto will be paid on or before the completion of their scheduled workday.

          5.6.1      Wage Discrepancies

The following procedures will govern the compensation due an employee when a time sheet has been completed and approved by the employee’s supervisor. Wages will be paid consistent with the time sheet and, in the event of a discrepancy, wages will be paid timely and discrepancies will be handled through the shop steward, employee, and supervisors involved. Journeyman having time made out by foreman will approve each daily time sheet.

Section 5.7      Pay on Termination

When an employee is terminated for cause or to effect a reduction-in-force, the employee will be paid all wages to which the employee may be entitled, together with such other sums as may be due the employee pursuant to the terms of this Agreement, no later than the close of the same business day. If an employee terminates voluntarily, all earnings and other sums due the employee will be paid to the employee not later than close of business on the next business day following the employee’s last workday; provided that checkout has been successfully completed. Employees shall be given a termination slip at the time of termination.

Section 5.8      Statutory Employee Benefits

Upon application of an employee or authorized representative of the Union, the Employer will furnish evidence that it has complied with all statutory requirements with respect to worker’s compensation, unemployment compensation, old age and survivor’s insurance and any other statutory benefits to which employees of the Employer are entitled.

Section 5.9      Longevity

Those employees listed in Appendix A hereof will receive additional compensation at the rate of one percent (1%) per year, not to exceed ten (10) years of continuous employment with the Employer, to be computed as follows: On the first (1st) of the month following the completion of each continuous year of employment, the rate of compensation of the employee concerned will be increased by his accumulated percentage (up to ten percent (10%) of his current wage rate). Base rate equals wage rate plus longevity. Employees hired after March 9, 1987 shall not receive longevity.

Section 5.10      Moving Expenses

Employees who transfer to any location outside of Anchorage or from any location outside of Anchorage to Anchorage, or to or from other mutually agreed locations, will be reimbursed for all reasonable moving expenses, and, in addition, a maximum of thirty (30) days lodging and meals while staying at a recognized motel or hotel.

Section 5.11      Pyramiding of Overtime

No employee shall receive more than one (1) overtime rate for the hours worked and if more than one (1) overtime rate is applicable to the same hours worked, the higher rate only shall be paid.

Section 5.12      Hot-Stick Work

Premium pay for hot-stick work will be allowed to crews while working with such equipment on voltages in excess of 5,000 volts. Hot-stick work will not include the opening and closing of switches, the removal and replacement of fuses, or the lifting and replacing of hot-taps when hot-line clamps are used. Hot-stick compensation will be at fifteen percent (15%) above the applicable hourly rate.

Section 5.13      High Work

All lineman employed on work 70 feet above the ground, or higher, shall be eligible for high time for all the time they are above 70 feet. High time is defined as one (1) hour straight time above the applicable hourly rate of pay. A minimum of two (2) hours high time shall be paid to any employee who qualifies for such consideration. No high time shall be paid for any such work which is performed less than 70 feet above the ground.

Section 5.14      Licensing and Certifications

The Employer shall pay for, or reimburse employees for, all expenses incurred to maintain any license and certification required by Employer, or by local, state or federal law or regulation, as a condition of employment, except that employees have sole responsibility to pay for expenses incurred to maintain a journeyman’s certificate of fitness or to have the commercial driver’s license if the employee is required to have the commercial driver’s license under federal law. Employees shall obtain written approval from the Employer prior to incurring expenses for which an employee seeks reimbursement. Where the Employer is required to pay the expenses of licensing or certification, the Employer shall determine the means and methods used to provide any necessary training or testing.

ARTICLE 6
APPRENTICES

Section 6.0

Employer agrees to abide by the Bureau of Apprenticeship Training approved Training Standards for apprentices.

Section 6.1      Apprentices

An apprentice is an employee who is being trained to qualify as a journeyman in one of the electrical workers trades covered by this Agreement and who has been properly indentured by the Alaska Joint Electrical Apprenticeship Trust (AJEATT). All apprenticeship training will conform to the AJEATT Standards. In recognition of the nature of such apprenticeship employment, the Employer agrees that:

          6.1.1      Ratios

The ratio of apprentice to journeyman will not be greater than the following:

Two Man Crew - One Journeyman and One Apprentice

Street lighting including street light head and mast installation, repair, replacement and re-lamping. Substation inspections and fire crew work may be performed by one (1) journeyman and one (1) apprentice or two (2) journeymen and one (1) apprentice; however, high voltage switching must be done by at least two (2) journeymen or other qualified employees. When working on secondary voltages of 400 volts or more there must be a minimum of one (1) journeyman and one (1) hot apprentice.

Three Man Crew - Two Journeymen and One Apprentice

Two (2) journeymen and one (1) apprentice] may install new small underground distribution line extension construction. When one (1) journeyman is absent for a day, the remaining journeyman and apprentice may continue to install underground secondaries.

Substation Work

In cases where there are usually three (3) journeymen, one can be an apprentice. For all other substation work, the ratio shall be three journeymen to one apprentice. When one of the three (3) journeymen is absent for a day or less the remaining journeymen and apprentice can continue to perform the work of the three (3) man crew provided it can be done safely with fewer than three (3) journeymen.

Four or Five Man Crew

The crew structure shall consist of three (3) journeymen and one (1) hot apprentice or four (4) journeymen and one (1) hot or cold apprentice. The above crew structures can perform all aspects pf Transmission and Distribution Construction and Maintenance.

Transformer/PCB Shop

The transformer shop is generally staffed with two (2) journeymen. When an apprentice is assigned to the transformer shop for a training opportunity and one (1) journeyman is absent for a day, the remaining journeyman and apprentice may continue to work provided the work is confined to the shop for a cold apprentice.

Section 6.2      Duties of Apprentice Lineman

The following rules concerning apprentice lineman’s duties have been adopted by the Alaska Electrical Joint Apprenticeship Training Trust:

          6.2.1

During the first year, or 2,000 hours, the apprentice should be restricted to work on the ground only. The employee will become familiar with the nomenclature of tools and materials and the use of various tools. The employee will actually work with tools under the supervision of a journeyman on such work as making up guys, fitting cross-arms, pulling anchor guys, installing ground rods, tamping poles and anchors, etc. During this period the employee will be instructed in the proper techniques of handling wire and other materials that require special handling.

          6.2.2

During the second year, or second 2,000 hour period, the employee will commence learning to climb and will do all phases of line work which do not take the employee into proximity of the voltages above 480 volts. The employee will work closely with and under the direct supervision of a journeyman, and the employee will be encouraged to learn by doing.

          6.2.3

During the third year and fourth years of apprenticeship, the employee should do all phases of line work. During this period of apprenticeship the employee should learn to work with hot-sticks and learn to work on other circuits that are energized with rubber gloves. The employee should learn to properly apply rubber goods on the structures and wire on which the employee is working.

          6.2.4

During the employee’s entire apprenticeship, the employee should take advantage of every possible opportunity to learn how to operate equipment, such as excavators, dozers, bucket trucks, boom trucks, winches, etc. The only limitations shall be that under no circumstances shall the employee be used to operate equipment unless there is a journeyman available and present who can also operate the aforementioned equipment. In addition, only during the third or fourth year of apprenticeship shall the employee operate equipment used in work performed in the primary zone of line work.

Section 6.3

The wage and benefit rates for apprentice positions shall be consistent with those established in the Inside/Outside NECA IBEW Alaska Electrical Construction Agreement, as amended.

Section 6.4       Apprentice Contributions

The Employer agrees to contribute $.40 per compensable hour for each employee to provide improvement programs and apprenticeship training; $.20 of the designated $.40 per compensable hour shall be deducted from all classifications of employees base rate within this Agreement. Contributions shall be remitted monthly to the Alaska Electrical Apprenticeship and Training Trust Fund. Either party may at any time, with seven days written notification to the other party, cancel that portion of the contribution designated.

ARTICLE 7
ORGANIZATIONAL OF THE EMPLOYER

Section 7.1      Organization of Employer

The Union and the Employer recognize the importance of modern management principles and the continuing need for flexible management. As a part of this program the Employer will maintain departmental organizational charts. These will be made available to the Union within (10) working days upon request.

Section 7.2      Delegation of Authority

Delegation of authority shall be from an appropriate company representative, including supervisors, to a foreman, senior technician, senior meter reader, senior shop mechanic or leadman who, in turn, will instruct journeyman, operators, apprentices, or other employees, as assigned.

Section 7.3      Personnel Evaluations Reports

Once each calendar year all employees covered by this Agreement may be evaluated for standards of performance by his immediate management supervisor. The immediate management supervisor will discuss the evaluation with the employee privately, and the employee may comment on the personnel evaluation report. The complete evaluation, along with any employee comments, shall be included in the employee’s official personnel file.

ARTICLE 8
SAFETY

Section 8.1      State Safety Codes

The applicable electrical safety codes which have been adopted by the State of Alaska, and any duly adopted amendments thereto or substitutions therefore, are hereby adopted by the parties as the minimum standards of safety to be met in the implementation of this Agreement and the assignment to and discharge of work by employees covered herein.

Section 8.2      Dangerous or Hazardous Work

In the interest of safety, two (2) journeyman, or a journeyman and third year apprentice, will work together on all circuits energized at 400 volts or higher. The foreman will decide, after due consultation with the employees concerned, whether weather or other conditions permit the performance of hazardous or dangerous work. All voltages in excess of 5,000 will be deemed dangerous and hazardous and will be worked only with hot sticks. All voltages between 400 and 5,000 will be worked with rubber gloves or hot-sticks, or with both such gloves and hot-sticks.

          8.2.1

All work performed inside energized substations and switchyards shall be done by journeyman substation lineman, substation technicians, journeyman lineman, electronics technicians, journeyman wiremen, journeyman metermen, construction, maintenance men, mechanics and apprentices. Nothing herein precludes management personnel from being in substations issuing instructions or performing design and as-builting work in accordance with the “Letter of Understanding between CEA and IBEW Concerning Relay/Control Wiring Technician, Substation Technician and Substation Lineman Classifications,” so long as such design and as-builting work does not involve the use of hand tools. If after due consideration, work performed by other crafts, or design engineers inside or in the vicinity of switchyards and substations, is deemed by the Employer to require a safety watch, a qualified substation lineman, substation technician, or journeyman lineman shall be assigned as a safety watch.

Section 8.3      Helicopters

No employee subject hereto will be required to work under a hovering helicopter. The Employer agrees to honor any state safety rules covering helicopters. In addition, the ground crew will be furnished a radio with the helicopter’s frequency while working with helicopters. No equipment shall ride in the passenger area when passengers are present.

Section 8.4      Safety Training

The Employer will schedule, and employees subject hereto will attend and participate during normal working hours in safety training meetings on the following schedule:

One-half hour safety meeting on each Monday (or the first working day thereafter).

One hour safety training meeting on the third working Monday of each month. This one hour meeting shall be immediately following and in addition to the one- half hour safety meeting referenced above.

The Employer shall provide the applicable training required to secure and maintain a state approved first aid and CPR certificate.

A total of four (4) hours annually of pole top rescue training for all classifications required to perform aerial work will be conducted each calendar year.

Employer may exclude meter readers from attendance at such safety meetings, except that such employees shall attend a minimum of four (4) safety meetings during a calendar year.

Management and Employee Committee members or their representatives will participate in these safety meetings.

Employees due at the meetings shall not be excused if normally due at work. Outages and emergency situations shall be taken care of immediately, if possible. Safety meetings missed due to outages or emergency situations shall be made up, if possible, within the month that it was scheduled.

A Safety Committee consisting of two (2) employees subject hereto and two (2) representatives of the Employer shall meet at least one (1) time a month for the purpose of reviewing the progress of safety training and making such changes in the program as the facts may require. At the final monthly meetings in each calendar year, the Safety Committee will adopt a safety training program for the calendar year next following. Training which is required by regulation shall be evaluated for inclusion by the Safety Committee based on its applicability to safety. Union will provide for the selection of employee representatives for the Safety Committee, including filling vacancies thereon. It will be the mutual concern of the parties hereto that, recognizing their common objective of promoting the safety of employees and the public, reasonable and rational safety programs and practices will be initiated and diligently implemented.

Any rolling stock may be red-tagged if at least one (1) management representative and one (1) union representative in the Outside Unit agree that the equipment under their jurisdiction requires repair prior to use.

Section 8.5      First Aid Certificates

All employees performing the duties of foreman, leadman or senior classifications covered hereby will possess a current Red Cross First Aid Certificate and a current CPR Certificate or a State of Alaska approved equal.

Section 8.6      Physical Examination

Prior to starting work in a classification covered hereunder, all applicants, following the notice of hire, may be required to have a complete medical examination. The Employer requires that such medical examination be made by a properly licensed medical doctor. This doctor will be chosen by the Employer and such examination will be at the Employer’s expense. Following notice of hire the Employer shall make every effort to schedule pre-employment physicals as soon as possible.

Individuals who are hired by the Employer for a position with a federal or state requirement to have a Commercial Driver’s License (“CDL”) will be required to report to the clinic chosen by the Employer for a pre-employment drug test immediately upon notification of hire. The pre-employment drug test will be done in accordance with the standards set by the Department of Transportation. The pre-employment physical for individuals with a CDL requirement may not be performed until the Employer receives notification that the pre-employment drug test was negative. Individuals who refuse to report immediately for the pre-employment drug test will be rejected. The Employer shall notify the Union of any such refusal to test.

Section 8.7      Emergency and First Aid Equipment

The Employer will furnish such safety devices and equipment as may be reasonably necessary to the safety of employees hereunder, and such first aid equipment and supplies as may be reasonably necessary for proper emergency treatment of such employees. All reasonably necessary protective equipment for employees working on energized facilities, including hard hats, gloves, and rubber boots, will be furnished and properly maintained by the Employer. Employees hereunder will use safety equipment on all appropriate occasions.

Section 8.8      Heated Man-Hauls

Heated man-hauls will be provided at all times whenever possible.

Section 8.9      Oversized Items

Unloading of large and bulky items at International requiring equipment other than a forklift will be supervised by a journeyman lineman.

Large and bulky items referenced above are defined as equipment and materials related to work covered under this Agreement. Except for the loading and unloading of wood and steel poles, substation class power transformers, breakers and structures requiring the use of cranes and special rigging, qualified and trained warehousemen may utilize boom trucks of 12 tons or less rating, without special rigging that is appropriate for handling materials moving into and out of Chugach’s warehouse complex.

Section 8.10      For Cause Drug Testing

The Employer and the Union are committed to maintaining a safe and healthful working environment for all employees. In addition, Employer has an obligation to ensure public safety and trust with regard to Association work environment and services. Accordingly, the use of alcohol or controlled substances, including marijuana, cocaine, opiates, heroin, amphetamines, and phencyclidine, or other controlled substances prohibited by state or federal law is strictly prohibited and may result in discipline in accordance with the appropriate labor agreements and Employer’s policies.

“For-Cause” drug testing will be applicable to all employees covered by this Agreement.

No Bargaining Unit Employee will be tested for drug metabolites or alcohol unless there exists probable suspicion that the employee to be tested is using or is under the influence of drugs or alcohol. Probable suspicion means suspicion based on specific personal observations that the Employer representative can describe concerning the appearance, behavior, speech or breath odor of the on- duty employee.

An employee suspected of using or being under the influence of drugs or alcohol may have a Union Shop Steward or alternate present when the employee is being observed by Employer for the above suspicions.

The testing shall be done by a qualified Laboratory (the Laboratory) designated by Employer.

The Employer representative and Steward must have received training in the signs of drug and alcohol intoxication in a training program endorsed or conducted by Employer, except that training is not a prerequisite in situations where the employee’s drug or alcohol use or impairment would be obvious to a person of ordinary intelligence and perception. Employer will make attendance at its drug and alcohol training program available to Union Shop Stewards so they may receive the same training as Employer representatives.

If the Employer Representative has probable suspicion to believe that the employee is using or is under the influence of controlled substances or alcohol, he/she shall require the employee (in the presence of a Union Shop Steward) to go to the Laboratory to provide urine specimens for laboratory testing. The Employer representative may also accompany the affected employee and Shop Steward to the Laboratory. Transportation to the laboratory will be provided by the Employer. In the event a Shop Steward is not immediately available, Employer will contact the alternate Shop Steward to go to the laboratory. In the event that the alternate is not immediately available, Employer will contact the Union Business Representative or his/her designated representative. If none of the above are available, Employer reserves the right to observe an employee suspected of using or being under the influence of drugs or alcohol without the presence of a Union Representative. Additionally, if none of the above Union representatives are available, Employer reserves the right to require an employee when Employer has probable suspicion that he/she is using or is under the influence of controlled substances or alcohol, to go to the Laboratory to provide urine specimens for laboratory testing without the presence of a Union representative.

An employee suspected of using or being under the influence of controlled substances or alcohol will be suspended with pay pending Employer’s receipt of the test results from the Laboratory.

The employee may not be required to take a drug test if the employee’s actions are reasonably explained to the satisfaction of the Employer representative to be due to causes other than the use of controlled substances (such as, but not by way of limitation, fatigue, lack of sleep, side effect of prescription or over-the-counter medications, reactions to noxious fumes or smoke, etc.). In the event the Employer is unable to determine whether the abnormal behavior is due to drugs or alcohol or to other causes, the drug testing procedure contained herein shall be used.

It will be the responsibility of the employee to notify the Laboratory of any prescription or non-prescription medication the employee is taking.

The Employer representative must make a written statement of the observations on which probable suspicion is based within twenty-four (24) hours. A copy must be provided to the Shop Steward or other Union official. Included in this statement will be the Employer representative’s efforts to contact the Stewards or representative.

Third party reports of drug use or aberrant behavior which are not confirmed by Employer representative observations shall not constitute probable suspicion or be grounds for testing.

The Employer will require urine specimens only, unless the employee consents to withdrawing of a blood specimen. At the time the specimens are collected, the employee shall be given a copy of the specimen collection procedures. Specimens must be immediately sealed, labeled and initialed by the employee to insure that the specimens tested by the Laboratory are those of the employee. The employee shall sign test laboratory form(s) authorizing the tests and disclosure of the test results to the Employer.

Failure to provide a specimen, refusal to take a drug test or sign test laboratory form(s) or cooperate with the clinic personnel will constitute a presumption of intoxication and the employee will be subject to appropriate disciplinary actions.

The Laboratory shall maintain the chain of custody by reasonable means designated to show the handling of the specimen from the time it is collected until all tests are completed, and thereafter, until the specimen is properly disposed of.

Split testing methodologies and chain of custody procedures will be provided from the Laboratory for review by the Employer and Union. Other laboratories may be used upon mutual consent of the Employer and Union.

The initial and confirmation cutoff levels used when screening urine specimens to determine whether they are negative or positive for various classes of drugs and alcohol shall be those contained in the Scientific and Technical Guidelines for Federal Drug Testing Programs (subject to revision in accordance with subsequent amendments to the HSS Guidelines), except that the cutoff levels for the following substances shall be as follows:

Controlled Substance	Initial Test Cutoff Levels (ng/ml)		Confirmatory Test Cutoff Levels (ng/ml)

Marijuana metabolics	50		15	(1)
Cocaine metabolics	300		150	(2)
Opiate metabolics	300	(3)
Morphine			300
Codeine			300
Phencyclidine	25		25
Amphetamines	1,000
Amphetamines			500
Methamphetamines			500
Alcohol	100	mg/dl		n/a

(1)	Delta-9-tetrahydrocannabinol-9-carboxylic acid

(2)	Bensoylecgonine

(3)	25 mg/ml if immunoassay specific for free morphine

In reporting a positive test, the Laboratory shall state the specific substance(s) for which the test is positive and shall provide the quantitative results of both the screening and the (GC/MS) confirmation tests, in terms of nanograms per milliliter. All positive test results must be reviewed by a laboratory director or a medical doctor and certified as accurate.

Test results which are below the levels specified herein shall be considered negative indications and shall be reported to the Employer as such.

Employer recognizes that the results of a drug or alcohol test will be considered medical records and held confidential to the extent permitted by law. Employer will limit disclosure of information acquired in connection with a drug or alcohol test, including positive and negative test results, to the following, unless the employee consents in writing to disclosure to others:

A.	The employee;

B.	The employee’s supervisors and other management officials with a need to know;

C.	The Shop Steward or other authorized Union representative if the employee is represented by the Union;

D.	Test laboratory personnel;

E.	The Employee Assistance Program counselor or other rehabilitation personnel if the employee seeks or is required to use same;

F.	An arbitration tribunal in the event of a grievance regarding the employee’s alleged drug or alcohol use.

Employees suffering from alcoholism or drug abuse will receive the same consideration that is presently extended to employees having any other illness. Employees will be allowed to utilize their annual leave or leave without pay to pursue an appropriate program of treatment.

Employer maintains an Employee Assistance Program to aid its employees in overcoming drug and/or alcohol related problems.

Section 8.11      Random Drug Testing

In the interest of promoting the highest standards of workplace excellence and safety, the parties agree to adopt a random drug testing program. Employees shall be subject to random drug and alcohol testing in accordance with the protocol and procedures specified in 49 CFR Sec. 382.305. The program shall become effective at such time as the employer implements a parallel program for non-represented employees.

ARTICLE 9
DISCIPLINE

Section 9.1 Misuse of the Employer’s Property and Time

Employees will not use the property or time of the Employer without proper authorization for personal or other non-work purposes, nor will such property be used in a careless, abusive, or illegal manner.

Section 9.2 Compliance with Rules and Regulations

Failure of an employee to comply with the working rules contained herein or other written regulations of the Employer, to follow lawful and proper orders and instructions or to comply with safety regulations and practices, may be considered insubordination. Those rules and regulations that the Employer has reduced to writing will be kept in a place that is readily accessible to all employees concerned.

Section 9.3 Performance of Work

Failure to perform work in a safe, efficient, diligent, or productive manner may result in appropriate discipline.

Section 9.4 Consumption of Drugs/Alcohol

An employee who is unable to discharge the employee’s duties due to the use of alcohol or use of illegal drugs will be considered incompetent, subject, however, to other applicable provisions of this Agreement.

Section 9.5 Discharge

Although the Employer retains the right to discipline an employee for just cause, it agrees that in the case of discharge, one of the designated Union representatives shall be noticed of the reason for the contemplated discharge prior to taking any action against the employee, unless exigent circumstances or unusual confidentiality requirements preclude such notice. Any employee who is discharged will remain on the payroll until such time as the employee is given a written statement of the reasons for the employee’s termination. A copy of this written statement will be provided to the Business Manager of the Union via fax machine at the time the statement is provided to the employee. Either the Union or the discharged employee may take exception to such discharge under the grievance procedure, as set forth in this Agreement.

Section 9.6 Progressive Discipline

No bargaining unit employee shall be disciplined or discharged except for just cause. The Employer will maintain a practice of progressive discipline. The Employer’s disciplinary process is meant to be corrective and not punitive; many incidents may not result in discipline, but may require only verbal advice, instruction or counseling. The steps in the progressive discipline process are: verbal reprimand, written reprimand, suspension, disciplinary demotion, or discharge. Based on the seriousness of a particular offense, discipline may be imposed at any reasonable level. The supervisor responsible for interviewing an employee reasonably suspected of misconduct should notify the employee that the employee may have a Union representative present at an investigatory meeting.

Section 9.7 Statement of Intent Regarding Progressive Discipline

Under the Progressive Discipline Section of each collective bargaining agreement, the parties intend that the Employer should notify an employee that the employee may have a Union representative present when the employee’ is being interviewed for suspected misconduct. If the Employer fails to so advise an employee, the parties do not intend that this fact, in and of itself, will preclude discipline from being imposed on employee, or will prohibit the use of information gathered at the interview. However, if an employee’s Weingarten rights are violated, this Statement of Intent does not affect whether the Weingarten violation precludes discipline from being imposed on the employee or prohibits the use of information gathered at the interview.

ARTICLE 10
GRIEVANCE PROCEDURE

Section 10.1      Policy on Grievances

The parties hereto recognize that the prompt and equitable settlement of employee grievances is essential to the maintenance of sound labor relations. The parties further recognize that such grievances are usually more satisfactorily and expeditiously settled at the lowest supervisory level at which an acceptable understanding can be reached. Every reasonable effort will be made by the shop steward, in cooperation with Employer’s General Manager, to correct violations and infractions of this Agreement. The shop steward, upon request to the shop steward’s immediate supervisor, shall be given a reasonable amount of time during working hours, and without loss of pay, to handle grievances pertaining to the shop steward’s area of responsibility consistent with the provisions of Section 2.6 Shop Steward of this Agreement. During outages and other emergencies, the shop steward may be required to give priority attention to Employer’s business. Immediate supervisor means appropriate management personnel.

Section 10.2      Grievance

A grievance is hereby defined as an alleged violation of the terms of this Agreement.

Section 10.3      Grievance Procedure

Any employee, group of employees having a grievance shall proceed, according to the following steps, to seek a satisfactory settlement of the grievance. To provide the best opportunity for the grievance to be resolved at the lowest level, none of the following steps shall be omitted:

Step One:

The employee shall discuss the grievance with the employee’s immediate supervisor. The employee may have the employee’s shop steward present during this initial discussion. If the employee and supervisor fail to agree on the matter, Step Two will be followed.

Step Two:

The employee will discuss the grievance with the employee’s shop steward who will, in turn, seek to settle the grievance with the employee’s immediate supervisor. If the shop steward cannot reach an agreement with the employee’s supervisor, Step Three will follow.

Step Three:	The shop steward or designated Union Representative shall state the employee’s grievance in writing; the statement will include the following:

(a) The nature of the grievance and the circumstances out of which it arose, including the date of occurrence.

(b) The remedy or correction the Employer is requested to make.

(c) The section or sections of the Agreement relied upon or alleged to have been violated.

(d) The signature of the grievant and the shop steward or designated Union Representative.

(e) The date the statement of the grievance was prepared and the date the statement of grievance was received by the Employer.

Step Four:	The written statement of the grievance shall be turned over to the Union’s Business Manager or business representative to be presented to the Employer’s designated representative within fifteen (15) working days of the occurrence.

Step Five:

The Union and the Employer will have fourteen (14) calendar days to discuss the grievance, hold meetings, and try to come to a mutually agreeable settlement. Within seven (7) calendar days after the end of the specified fourteen (14) day period, Employer will provide Union with a written statement of its position on the grievance.

Step Six:	If the grievance is not resolved at Step Five, the Union may submit the matter to arbitration within seven (7) calendar days from the date Union receives Employer’s statement.

Section 10.4      Arbitration

The Union shall submit a request to the Seattle Office of the American Arbitration Association (AAA) for a panel of eleven (11) potential arbitrators. A copy of the request shall be sent to the Employer. After receipt of the panel from AAA, the parties shall select an arbitrator using the strike method. The order for striking shall be determined by the toss of the coin; the Union Representative shall toss the coin and the management representative shall call heads or tails. The arbitration hearing shall be conducted consistent with the rules established by AAA.

It is mutually understood and agreed that arbitration hearings will be conducted without unnecessary delay. Each party shall be given reasonable opportunity to be heard by its representatives, and to produce witnesses and documentary evidence and to cross-examine. The Arbitrator’s authority shall be limited as follows except as provided otherwise in this Agreement:

(a)	The Arbitrator shall consider only the particular issue or issues presented in writing by the Employer or the Union which have been processed through the grievance procedure..

(b)	The arbitrator shall have the power to interpret the terms of the Agreement, but the arbitrator’s decision shall be based solely on the existing terms of the Agreement‚ and the arbitrator shall not have the power to add to, subtract from or modify any of the terms of the Agreement.

(c)	The arbitrator shall have no power to establish wage rates, job classifications or fringe benefits of any kind.

Although no formal rules of evidence are contemplated by this Agreement, the arbitrator shall determine the admissibility of evidence, admissibility being principally a matter of relevancy, materially and the avoidance of undue repetition. Each of the parties hereto agrees to produce all books, records and documents or other materials, or certified copies thereof, which, in the opinion of the arbitrator, are relevant to the issues of the grievance.

The judgment of the Arbitrator shall be final and conclusive on the Employer and the Union. The parties further agree that, from the time Employer first was notified of the grievance until it is settled, including the entry of the judgment of the Arbitrator when the grievance has been submitted to arbitration, the subject of the controversy will remain status quo as of the time the grievance was first noticed.

Failure of either party to act within the time schedule set forth in this procedure without the express written agreement of the other party will be considered as a default and the grievance shall be considered to have been settled in favor of the non-defaulting party.

Subject to a different agreement between the parties, the party losing the decision shall bear the total expense of the Arbitrator, however, each party will pay the wages, salaries, fees and expenses of its witnesses. The Arbitrator, as part of the award, shall identify the losing party.

ARTICLE 11
WORKING RULES - OUTSIDE PLANT

Section 11.1      Definitions

          11.1.1      Journeyman

A journeyman is a worker who has met the requirements for practical experience and training in the employees classification, or the equivalent of such experience and training and has passed a journeyman’s examination.

          11.1.2      Foreman

A foreman is a journeyman lineman who directs other employees as assigned. He may not direct more than one crew or over twelve employees. Except as provided below, at the foreman’s discretion, he may work with the tools provided it does not interfere with the supervision of safety. Whenever a foreman is directing a construction crew he shall not work with the tools. On underground work a foreman directing less than four journeyman, including the foreman, may work with the tools.

          11.1.3      Maintenance & Operations (M/O) Foreman

The maintenance & operations foreman is a journeyman lineman who directs loop wagons and other employees as assigned. This employee may not direct more than twelve employees.

          11.1.4      Loop Wagon Leadman

A loop wagon leadman is the responsible journeyman lineman on a loop wagon on which two (2) journeyman lineman are employed. This employee will be responsible for the inventory of tools and material assigned to such loop wagon and will maintain such records as are necessary to its operation.

          11.1.5      Cable Splicer Foreman

The cable splicer foreman is a journeyman lineman who will direct cable splicer(s). When four (4) or more cable splicers are employed the foreman will not work with the tools and he will not direct more than nine (9) cable splicers.

          11.1.6      Cable Splicer

A cable splicer is an employee who is required to splice metal-sheathed cable, whether energized or not, and to attach potheads or other devices to metal-sheathed cable.

          11.1.7      Cable Splicer’s Helper

A cable splicer’s helper is a journeyman lineman who works with and assists a cable splicer. If a journeyman lineman is not available, an apprentice in his third year of training may be used as such helper and at the applicable apprentice wages.

          11.1.8      Swing and Mid-Shift Lineman

A night crew lineman is a journeyman lineman who works on the night crew as provided for in Section 5.1.3.1 and 5.1.3.2.

          11.1.9      Locator Lineman

The locator lineman is charged with locating any of CEA’s underground facilities.

          11.1.10      Equipment Operator

An equipment operator will preferably be a journeyman lineman. The equipment operator will operate line trucks; mechanical earth augers, crawler-type equipment, and such other specialized mechanical equipment as may be used by the Employer in line construction and maintenance.

          11.1.11      Field/Wiring Inspector

A field/wiring inspector is a journeyman lineman who is qualified to and will inspect the wiring of premises for compliance with applicable safety codes and safety regulations. This employee will also inspect other work done or to be done by or for the Employer.

          11.1.12      Senior Shop Mechanic

A senior shop mechanic is a shop mechanic who will direct other shop mechanics as assigned. The employee may be required to work with the tools. This employee shall receive instructions from the appropriate Company representative.

          11.1.13      Shop Mechanic

A shop mechanic is an employee who is qualified to and will service, repair, and maintain all mechanical equipment.

          11.1.14      Night Shop Mechanic

A night shop mechanic is an employee who is qualified to and will service, repair, and maintain all mechanical equipment and whose workday is as defined in Section 5.1.3.1. The employee shall be restricted to non-hazardous duties unless two (2) mechanics are on duty.

          11.1.15      Mechanics Helper

A mechanics helper is an employee reporting to the senior shop mechanic responsible to: refuel vehicles, add and change oil, and lube. Replace lamps and lenses, clean windows, check transmission and differential oil levels, check and add engine coolant and washer fluid, check tire inflation and tread condition. May include changing tires on light vehicles, i.e., on ¾ ton or under in the field. Maintain vehicle service records. Report all safety related conditions to senior shop mechanic.

          11.1.16      Night Warehouseman

A night warehouseman is an employee who, under the supervision of a warehouse foreman, assists the latter in receiving, storing, and issuance of equipment and material and the maintenance of records pertaining thereto.

          11.1.17      Connects and Disconnects Lineman

Connects and disconnects requiring removal, setting, or booting of meters will be done by journeyman lineman.

          11.1.18      Relay/Control Wiring Technicians, Substation Technicians and Lineman

Jurisdiction will be as defined in the respective positions descriptions and appropriate supporting jurisdictional diagrams dated 5/28/98. Relay/Control Wiring Technicians will perform low voltage switching and operations of equipment to perform their work.

          11.1.19      Line Patrol Foreman

A lineman patrol foreman is a journeyman lineman who patrols, inspects and evaluates transmission and distribution facilities, works directly with supervisors, designers, inspectors, engineer technicians, surveyors, and lineman, as assigned, conducts routine inspections and evaluations to determine where maintenance is required and how it will be accomplished.

Section 11.2      Equipment

Journeyman lineman will furnish their own body belts and climbers. The Employer will furnish to all regular employees such safety straps, gaffs, and all other necessary tools and equipment, except shop mechanics. If the personal tools or equipment furnished by all employees are destroyed or damaged by fire, storm, flood, or documented theft while stored on the Employer’s premises, or carried in the Employer’s equipment, the Employer will replace or repair such tools at no expense to the employees.

          11.2.1      Coveralls and Jackets

Employer agrees to furnish coveralls to shop mechanics and lightweight jackets with company insignia to all employees. Such clothing will be replaced at the Employer’s expense when no longer serviceable.

          11.2.2      Identification Clothing

For purposes of identification the Employer agrees to provide meter readers with shirts, sweatshirts, coat and hats with Chugach insignia.

          11.2.3     Meter Reader

Meter Readers in areas south of Portage, Moose Pass and Cooper Landing shall be provided with a vehicle equipped with a two-radio or cellular phone.

          11.2.4     Mechanics Tool Allowance

The employer will pay a mechanics tool allowance of $100.00 per month not to exceed $1,200.00 in any calendar year payable not later than the first pay period of each month.

          11.2.5     Cleaning

Clothing furnished by the Employer to the mechanics will be cleaned or laundered, when necessary, at the Employer’s expense. Cleaning and maintenance of Employer furnished jackets will be employee’s responsibility.

          11.2.6     Clothing Allowance

The clothing allowances for Journeyman Lineman, Relay-Control Wiring Technicians, Substation Technicians and Utility Arborist will be $400.00 per year.

The clothing allowances for meter readers will be $150.00 per year.

The clothing allowances for warehouseman personnel will be $150.00 per year.

These clothing allowances will be effective January 1, 2007, and each year thereafter payable not later than January 30 of each year.

The Union and the Employer agree to negotiate revisions to this section if applicable law governing required employee clothing changes after execution of this Agreement.

These clothing allowances are intended to be used by employees to purchase and wear; line boots, bunny boots, Carhartts, winter clothing and rain gear.

Section 11.3     Construction

Framing poles, boring and fitting cross-arms, making guys, and setting anchors will be done by journeyman lineman provided that a crew setting and tamping poles on new construction will consist of a minimum of one (1) journeyman lineman, and one (1) apprentice and a foreman.

          11.3.1     Pole Handling

Employer will contract or otherwise arrange for the delivery of utility poles at the point of “first drop”, that is, at its pole storage facility or without reference to this Agreement.

          11.3.2     Handling and Distribution

Utility pole handling and/or distribution of utility poles to job sites, subsequent to the foregoing “first drop” will be assigned to employees of Employer when the work related thereto is to be performed by Employer’s employees, and will normally be the responsibility of the electrical contractor, but Employer may, at its discretion, assign utility pole handling and distribution work to its own employees without regard to the use to be made thereof, or the purpose for such pole handling and/or distribution.

          11.3.3     Trenching

All trenching from the pole or pedestal to the meter base of the user of electricity will be done by journeyman linemen who may be assisted by apprentices. An individual homeowner may dig his own trench in order to preserve trees and shrubbing or for other aesthetic reasons.

          11.3.4     Transportation of Electrical Equipment

Electrical equipment to be transported from Chugach facilities will be loaded on trailers or railroad cars by journeyman linemen assisted by permit operators as required. Such loading may be performed by qualified and trained warehousemen if such loading can be accomplished with a forklift, boom truck rated at twelve tons or less without special rigging, or by hand. Transference of loads to another conveyance will be done by the applicable trades. Unloading of the electrical equipment will be done by journeyman linemen assisted by permit operators.

          11.3.5     One Man Crew

A journeyman lineman shall perform the work and may work as a one-man crew when executing connects and disconnects (meter removal, installation and booting only) locates, inspections, routine switching of circuits as provided under Section 11.4.1, line patrol and emergency repairs to the extent necessary to safeguard the general public. At its discretion, the Employer may assign such one-man crew to perform any of the above listed duties, during normal workday and workweek, or assign a one-man crew to temporarily fill out or augment an existing crew.

One-man crew duties shall not extend beyond 8:00 p.m. or sunset, whichever is earlier.

Section 11.4     Call-Outs and Switching

All lineman classification call-outs shall be done by at least two (2) journeyman linemen; except one (1) person may be called out for work in accordance with Article 11.3.5, one man crew. The first person to respond to a two (2) person call-out may assist police and/or fire personnel to safe guard the general public or perform other work to prepare for response to the outage so long as this work can be done safely.

Call-outs for work determined to be in the following classifications may be performed by calling out one (1) employee.

A.	Relay/Control/Substation Alarm Response not involving high voltage switching.

B.	Warehousemen.

C.	Mechanics.

D.	Construction and Maintenance Personnel.

E.	Meter Technicians (In accordance with Article 8.2).

In order to provide for the equalization of overtime the Employer will establish an alphabetical call-out list and will make every reasonable effort to insure that call-outs are made following an alphabetical rotation, starting after the last person called. Separate lists will be maintained for: journeyman linemen, substation technicians, relay control wiring technicians, warehousemen, mechanics and construction and maintenance personnel.

Journeyman linemen with specific technical expertise such as Substation Linemen, Hazardous Materials Response Linemen, PCB/Apparatus Linemen and Meter Technicians may indicate these skills on the linemen call-out list.

Appropriate management personnel may direct power control to call-out journeyman linemen with technical expertise to respond to priority alarms, spill response, and meter problems.

Personnel called out because of their technical expertise will be advised that the call-out is technical in nature. However, these personnel may be utilized for other work within the employee’s classification. The technical nature of the call-out will be noted on the call-out list and these personnel will not be called for a regular call-out within the same alphabetical rotation.

Hot Apprentices may be called out after the Dispatch Center has gone through the call-out list and all journeymen on the call-out list have been offered the work and they have either accepted declined or were not contacted, and there is still a need for additional help. Should this occur, the journeyman to Apprentice ratio must be at least three (3) to one (1).

          11.4.1     Switching

One (1) journeyman lineman, one (1) substation technician, or one (1) relay control wiring technician may perform low voltage switching, such as closing or reopening power circuit breakers by low voltage switch operation, turning load tap changers to manual or automatic, ground trip switching, or the operation of under-frequency tripping controls, consistent with Section 11.3.5, provided the employee has immediate two-way communications with the Power Control Center. In addition, powerhouse operators may switch in substations that are adjacent to and part of an established powerhouse.

Section 11.5     Line Patrol

All line patrol will be done by journeyman lineman or duly constituted line crews.

Management shall retain the right to inspect for extent of damage and surveillance of its operation.

Section 11.6     Mechanical Digging Equipment

Mechanical digging equipment will be operated by qualified journeyman linemen; provided that operators currently employed by the Employer may operate such equipment. If mechanical digging equipment is to be operated at a location at which other line construction employees are not then working, a minimum of two (2) journeyman linemen will be assigned to the excavation crew, but the second of such employees may be assigned to install cable in the trench, or to perform other work while assisting the employee operating the excavation equipment.

Section 11.7     Shop Work

The testing, repair, and rebuilding of transformers, oil circuit reclosers, sectionalizers, voltage regulators, and other electrical apparatus will be done by qualified journeyman linemen who may be assisted by apprentices. Nothing in this paragraph precludes work performed by Relay Control Wiring Techs/Substation Linemen as specified in the June 7, 1999 Letter of Understanding concerning Relay Control Wiring Technicians, Substation Technicians and Substation Lineman Classifications.

Section 11.8     High Potting

All cable high potting and testing shall be done by journeyman lineman.

Section 11.9     Inclement Weather

Employees who report for work on scheduled workday and who, because of inclement weather or comparable reasons, are unable to discharge their usual duties, will be paid for such day at the applicable rate; provided, however, that such employees may be assigned to other work; or participate in training and instruction pertinent to their employment, including first aid, safety, and hot-stick work.

Section 11.10     Accommodations

The employer will furnish a suitable line room with lockers for clothes, tools and other personal possessions and with facilities for drying clothing and equipment.

Section 11.11     Substation, Meter and Relay Department Crew Structure.

It is understood and agreed that, in the event only two (2) employees are working together, one (1) employee shall be responsible for the job and shall receive at least the same wage rate as a leadman. In the event three (3) or more employees are working together, one (1) employee shall be responsible for the job and receive the same wage rate as foreman.

          11.11.1

When circuits or instruments supply both metering equipment and relaying equipment, the appropriate supervisor will assign employees to work in areas defined by their classifications in Section 11.1.

Section 11.12     Show-up Shop

For Cooper Landing crew, show-up will be in Cooper Landing. For all other classifications, show-up will be at the Employer’s Headquarters Building-Operations complex in Anchorage. The Employer and the Union may mutually agree on a case-by-case basis to change the show-up location to compete for maintenance/construction projects.

Section 11.13     Picket Line

No employee shall be disciplined for refusing to cross a recognized and sanctioned picket line.

Section 11.14     Tree Trimming

The trimming of trees in dangerous proximity to energized circuits will be done by journeyman lineman, or qualified tree trimmers.

Section 11.15

The following position definitions have been moved from Article 11.1 and are incorporated in Job Classifications which have been mutually agreed upon by the Union and Employer through the Classification Committee of Article 15 Section 15.3:

Construction and Maintenance Foreman
Construction and Maintenance Helper
Construction and Maintenance Man
Foreman
Journeyman Lineman
Leadman
Maintenance Man
Meter Reader
Senior Meter Reader
Meter Technician
Senior Meter Technician
Relay/Control Wiring Technician
Senior Relay/Control Wiring Technician
PCB Apparatus Lineman
PCB Apparatus Foreman
Substation Foreman
Substation Leadman
Substation Lineman
Warehouse Foreman
Warehouse Trainee
Warehouseman
Senior Substation Technicians
Substations Technicians
Utility Arborist

Section 11.16     New Technology

The use of new equipment, technology or procedures which replace or supersede existing equipment, technology or procedures currently utilized to perform bargaining unit work, shall remain bargaining unit work. It is recognized that employees covered by this Agreement may be required to maintain competency and skills as new technology is introduced. Whenever an employee is assigned to new technology, procedures or equipment, the employer will provide and the employee will undertake any necessary training and assimilate any new skills which may be required.

ARTICLE 12
MISCELLANEOUS

Section 12.1       Emergencies

The Employer is engaged in furnishing a vital public service which may under certain circumstances pose a serious threat to life and property. Therefore, notwithstanding any provisions in this Agreement relating to the limiting of work, the composition of work forces and the assignment of duties, all employees will be expected to do any work that is reasonably necessary to the saving of life or the prevention of serious injury to persons or property.

Section 12.2       Communications and Notices

All communications between the parties that are contemplated or required by this Agreement will be in writing and will be delivered to the business office of the Union and the Employer. Wherever provision is made in this Agreement for the delivery of a communication or notice to the other party within a specified period, such notice of communications will be considered to have been delivered when it has been deposited in the United States mail, registered or certified, properly addressed to such other party’s mail address of record, and with adequate postage prepaid or when delivered by messenger with written receipt of delivery.

Section 12.3       Savings Clause

If any article, section or provision in this Agreement or any subsequent amendment hereof is rendered or declared invalid by reason of any statute, ordinance, regulation, or other law, or by the final judgment of a court of competent jurisdiction, the invalidation will not affect the remaining portions of this Agreement and such other portions will remain in full force and effect. Upon the invalidation of any article, section, provision, or amendment hereof, the parties shall, within thirty (30) days from the date that notice of the invalidity is received, in good faith negotiate and agree on lawful and enforceable amendments or modifications that will effectuate the parties’ original intent. The parties may agree to extend the thirty (30) day time period by mutual consent.

Section 12.4     Identification Cards

Employer will provide employees with I.D. cards which will serve to identify the individual as an employee of the Employer.

ARTICLE 13
HEALTH, WELFARE AND PENSION PLANS

Section 13.1     Health, Welfare and Life Insurance Plan

Employer agrees to participate in and contribute to the Alaska Electrical Health and Welfare Fund (“Fund”) for the purpose of providing certain health and welfare benefits to those employees covered under Plan 312. The Employer shall pay 95% for each employee and each employee shall pay 5% of the current monthly premium of $ 1,022.00 (Base amount).

In the event of subsequent premium changes, the employee/employer premium allocation shall be determined as follows:

For premium changes in excess of 10% per year the first year and 10% per year on average for subsequent years over the contract period the employee shall pay 25% above 110% of the Base amount and 5% of the Base amount.

Premium increases for less than a full 12 months will be weighted to calculate the annual percentage increase.

The cumulative annual weighted average shall be for a plan year and shall be recalculated at each premium change and at the end of the plan year. The plan year (12 months) shall begin upon the earlier of the date of implementation of the first premium change or September 1. For multiple increases within one (1) plan year the average increase shall be the weighted average based on individual months.

For new employees, the payment shall not be made during the first month of employment unless their employment began before the 15th of that month, which payments will entitle such employees to receive the health and welfare benefits including extended dental, vision, and orthodontic coverage provided under the terms and conditions lawfully adopted for the administration and management of such Fund. Employer agrees to enter into such further agreements, and to execute such instruments as may be legally required or convenient to its full participation in the foregoing Fund for, and on behalf of, its said employees.

          13.1.1

The Employer agrees to deduct, as authorized by the employee via enrollment form, health insurance supplemental payments from the pre tax net pay of its employees eligible for supplemental payments and pay to the Alaska Electrical Health and Welfare Trust said authorized amount. In the event a Medical Section 125 Plan becomes available, the employee will have the option to participate. The Employer agrees to make this deduction in the full amount from the first pay period ending date of the month and send a check for the total amount, together with a list of the individual’s names for whom the deductions were made, to the Alaska Electrical Health and Welfare Trust on or before the fifteenth (15) day of the following month.

The Union agrees that the Employer assumes no responsibility in connection with this deduction, except that of ordinary diligence and care in forwarding monies deducted as set forth in this Article. The Union shall indemnify the Employer and save the Employer harmless from any and all claims against the Employer only for amounts deducted from earnings pursuant to this agreement.

          13.1.2

The Employer will fund One Hundred percent (100%) of Life Insurance benefits in the amount of $40,000 per employee.

Section 13.2     Pension Plan

Employer agrees to participate in, and to contribute to, the Alaska Electrical Pension Fund, a trust fund which was established pursuant to (1) an agreement between the Union and the Alaska Chapter of National Electrical Contractors Association, Inc., and (2) that certain Declaration of Trust Agreement entered into by the aforesaid parties for the purpose of providing pension benefits for those persons covered by the said agreement. Employer will pay into the said Fund the sum of $5.50 effective July 1, 2006, $6.00 effective July 1, 2007 and $6.50 effective July 1, 2008, for each hour for which compensation is paid by Employer to those employees in job classification listed in Appendix A hereof. The foregoing payments to the Fund made by Employer will entitle the said covered employees of Employer to pension payments under such terms and conditions as may be lawfully provided for the administration and management of said Fund. The Employer’s liability and responsibility shall be limited to making the foregoing payments. All payments due hereunder will be made to the said Fund on or before the fifteenth (15th) day of the month following the month in which said compensable hours were earned by Employer’s said employees.

Intent Statement: The CBA Specified the contribution rate was $3.67; the new CBA Specifies $5.50. The parties understand that $3.67 amount was not accurate and the movement of monies of $1.33 increased the Pension Contribution to $5.00. The only change the parties have made is to increase Pension Contributions by $0.50 on July 1, 2006; by $0.50 on July 1, 2007 and by $0.50 on July 1, 2008.

          13.2.1     Pension Reallocation

Any covered employee who is a participant in the Alaska Employees Pension Trust Fund (AEPTF) may elect to reallocate the contributions made by the Employer to the AEPTF according to the rules regarding the reallocation of contributions from the Defined Benefit Plan to the Defined Contribution Plan as outlined in the Trust Plan documents. If an employee makes application to the Plan Administrator for a reallocation and the application is approved, the Plan Administrator will notify the Employer of the new allocation of contributions. The Employer agrees to remit future contributions according to such instructions. The allocation will continue in effect until the Plan Administrator notifies the employer of a subsequent reallocation. Such reallocations may occur no more than once annually. Nothing in this supplemental agreement will cause the Employer to contribute more or less on behalf of an employee than the amount specified in the collective bargaining agreement.

Section 13.3     Alaska Electrical Legal Fund

The Employer shall contribute ten cents ($.10) per compensable hour for each employee, but not to exceed forty (40) compensable hours per week per employee to the IBEW Group Legal Trust Fund. This shall take effect upon ratification of this Agreement and remain in effect hereafter. All payments due hereunder will be made by the Employer to the said Fund on or before the fifteenth (15th) day of the month following the month in which said compensable hours were earned by Employer’s said employees.

Section 13.4     Political Action Committee Fund

With voluntary authorization by an employee on a form supplied by the Union, the Employer agrees to deduct a flat amount per pay period from the employee’s wages to be submitted to the IBEW Local Union No. 1547, for its Political Action Fund. This money will be sent in monthly with the dues, and shall be made by the fifteenth (15th) of the month following which the deduction was made. In accordance with requirements of Alaska State Law, the Union agrees that Political Action Committee Funds shall not be used for utility board elections.

ARTICLE 14
GENERAL PROVISIONS

Section 14.1

Employees covered by this Agreement shall be compensated pursuant to the wage rates set forth in Appendix A hereof.

Section 14.2     Assignability

This Agreement shall be binding upon the successors and assigns of the parties hereto, and no provisions, terms or obligations herein contained shall be affected, modified, altered, or changed in any respect whatsoever by the consolidation, merger, sale, transfer, or assignment of either party hereto, or of any kind of ownership or management of either party hereto, or by any change, geographic or otherwise, in the location or place of business of either party hereto.

Section 14.3

The Letter of Understanding between the Employer and the Union concerning Relay/Control Wiring Technicians, Substation Technicians and Substation Lineman classifications dated 6-3-99 shall become and remain part of the Outside Plant Personnel Agreement.

ARTICLE 15
LABOR–MANAGEMENT COMMITTEE

Section 15.1     Labor Management Committee

A Labor-Management Committee, consisting of the General Manager and two representatives from management, the Union Business Representative and two representatives from the employee group, will meet during working hours no less than quarterly. The Committee will not have the authority to alter the meaning or cost application of the collective bargaining agreement.

Section 15.2     Job Classifications

The parties recognize the Employer’s bargaining unit job classifications as listed and contained in this Agreement, and that such classifications have been agreed upon and are in existence upon the signing of this Agreement.

The parties recognize that new job classifications may be created or that existing job classifications may be changed during the life of this Agreement pursuant to the Classification Committee and its procedures set forth in Section 15.3 and Section 15.3.1.

Section 15.3           Classification Committee

The Union and the Employer shall utilize Classification Committee consisting of two (2) management representatives appointed by the CEO, or designee, and two (2) bargaining unit representatives appointed by the Business Manager or designee. The primary purpose of the Classification Committee shall be the review of newly proposed job classifications or changes in existing classifications falling within the scope of this Agreement.

The Employer agrees to submit changes in job descriptions for review and comment to the Classification Committee prior to implementing such change and that it will continue to seek consensus and work collaboratively with the Union prior to implementation, recognizing that such decisions are best made by mutual agreement whenever possible.

The procedure for review and comment shall be as follows:

          15.3.1           Classification Committee Procedure

(a) When the Employer or the Union believes creation of a new job classification is appropriate or either party wishes to propose changes to existing classifications the following procedure shall be followed to ensure efficiencies in the process.

Step One:

          The moving party will prepare a proposal identifying the changes sought and forward it to the Vice President of Human Resources (HR) who will then distribute it to the Classification Committee for review and consideration. The Vice President of HR will complete the formal drafting of a new or revised classification, if necessary.

Step Two:	The Classification Committee will meet within seven (7) calendar days of the Committee members’ receipt of the proposal on newly proposed position descriptions or to discuss changes to existing position descriptions, unless mutually agreed otherwise between the parties. Committee members unable to attend in person shall attend telephonically.

Step Three:	The Classification Committee will reach a decision within seven (7) days of the meeting and the decision of the majority of the Committee shall be final, except as provided below.

Step Four:

          If the Classification Committee does not agree on the establishment of the new job classification or the proposed changes, or does not render a decision within the timeframe noted above, unless the delay is the result of extensions of time requested by the Employer, the matter must be submitted to and reviewed by the appropriate Senior Vice President. The Senior Vice President will be the tie breaker with respect to the creation of a new or the modification of an existing classification. If the parties deadlock regarding appropriate compensation for the new or modificed job classification the matter will proceed immediately to arbitration.

(b)     No regular employee will be laid-off, terminated or discharged by the Employer as a result of the Employer’s creation of a new classification or the modification of an existing classification.

(c)     The Employer agrees that when establishing new or revised job classifications it will not unilaterally remove the Journeyman Lineman requirement for any existing job classification. The removal of the Journeyman Lineman requirement from any existing job classification requires mutual agreement by the Union and the Employer.

SIGNATURE PAGE

ACKNOWLEDGE BY:

Chugach Electric Association, Inc. “Employer”		International Brotherhood of Electric workers, Local 1547 “union”

2-14-07		2/12/07

William R. Stewart Chief Executive Officer	Date	Larry W. Bell Business Manager	Date

2/21/07		2-12-07

Jeff Lipscomb Chairman Chugach Board of Directors	Date	Mike Hodsdon IBEW Chief Spokesperson Business Representative	Date

CHUGACH ELECTRIC ASSOCIATION, INC.

Outside Plant Personnel Agreement

APPENDIX A

Job Classifications and Wage Rates

Job Classifications and Wage Rates

	July 1, 2006	July 1, 2007	July 1, 2008	July 1, 2009

	6%	5%	5%	COLA

Job Classification/Year	July 1, 2006	July 1, 2007	July 1, 2008	July 1, 2009

Foreman	$40.45	$42.47	$44.59	CPI-U
Journeyman Lineman	$35.84	$37.63	$39.51	CPI-U
Leadman	$37.40	$39.27	$41.23	CPI-U
Swing Loop Wagon Leadman	$43.11	$45.27	$47.53	CPI-U
Swing Loop Wagon Lineman	$41.63	$43.71	$45.90	CPI-U
Mid Loop Wagon Leadman	$47.06	$49.41	$51.88	CPI-U
Mid Loop Wagon Lineman (Driver)	$45.16	$47.42	$49.79	CPI-U
Field Inspector	$35.84	$37.63	$39.51	CPI-U
Mid Loop Wagon Foreman	$50.93	$53.48	$56.15	CPI-U
(ILLEGIBLE)ne Inspector	$40.45	$42.47	$44.59	CPI-U

Meter Readers

First Six Months	$14.21	$14.92	$15.67	CPI-U
Second Six Months	$16.81	$17.65	$18.53	CPI-U
2nd & Subsequent Years	$22.77	$23.91	$25.11	CPI-U
Sr. Meter Reader is 12 1/2% above Base Rate

Grandfathered Meter Readers

Meter Reader Hired after 01/01/70	$30.10	$31.61	$33.19	CPI-U
Sr. Meter Reader after 1/1/70	$34.04	$35.74	$37.53	CPI-U
Meter Reader Hired after 01/01/77	$28.17	$29.58	$31.06	CPI-U
Sr. Meter Reader after 01/01/77	$32.25	$33.86	$35.55	CPI-U

Equipment Operator	$35.84	$37.63	$39.51	CPI-U
Const & Maint Foreman	$40.45	$42.47	$44.59	CPI-U
Const & Maint Man	$35.84	$37.63	$39.51	CPI-U
Const & Maint Helper	$21.71	$22.80	$23.94	CPI-U
Maintenance Man	$28.38	$29.80	$31.29	CPI-U
Sr. Relay/Control Wiring Tech	$40.45	$42.47	$44.59	CPI-U
Sr. Meter Tech	$40.45	$42.47	$44.59	CPI-U
Control Wiring Tech	$35.84	$37.63	$39.51	CPI-U
Substation Technician, Senior	$40.45	$42.47	$44.59	CPI-U
Substation Technician	$35.84	$37.63	$39.51	CPI-U

Substation Forman	$40.45	$42.47	$44.59	CPI-U
Substation Lineman	$35.84	$37.63	$39.51	CPI-U
Substation Leadman	$37.39	$39.26	$41.23	CPI-U
Meter Tech	$35.84	$37.63	$39.51	CPI-U
Cable Splicer Foreman	$42.35	$44.47	$46.69	CPI-U
Warehouse Foreman	$35.84	$37.63	$39.51	CPI-U
Wireman	$35.84	$37.63	$39.51	CPI-U
Wiring Inspector	$40.50	$42.53	$44.66	CPI-U
Cable Splicer	$40.45	$42.47	$44.59	CPI-U
Night Shop Foreman	$41.42	$43.49	$45.66	CPI-U
Warehouseman	$32.76	$34.40	$36.12	CPI-U
Warehouse Trainee
First Year	$20.81	$21.85	$22.94	CPI-U
Second Year	$24.20	$25.41	$26.68	CPI-U
Third Year	$27.64	$29.02	$30.47	CPI-U
Fourth & Subsequent Years	$32.76	$34.40	$36.12	CPI-U
Night Warehouseman	$34.88	$36.62	$38.45	CPI-U
Utility Arborist
Step 1	$32.289	$33.90	$35.60	CPI-U
Step 2	$34.05	$35.75	$37.54	CPI-U
Step 3	$35.85	$37.64	$39.52	CPI-U
Step 4	$37.69	$39.57	$41.55	CPI-U
Sr. Shop Mechanic	$35.84	$37.63	$39.51	CPI-U
Night Shop Mechanic	$37.91	$39.81	$41.80	CPI-U
Mechanic	$32.76	$34.40	$36.12	CPI-U
Mechanics Helper	$21.71	$22.80	$23.94	CPI-U

Wage Rate Adjustment, July 1, 2000: Each classification increased by 1.5%

Wage Rate Adjustment, July 1, 2001: Cost of living adjustment based on 90% of Anchorage CPI-U, as calculated from the end of the second half of year 1999 to the end of the second half of year 2000 with a minimum increase of 1% and maximum increase of 4%.

Wage Rate Adjustment, July 1, 2002: Cost of living adjustment based on 90% of the Anchorage CPI-U, as calculated from the end of the second half of year 2000 to the end of the second half of year 2001 with a minimum increase of 1% and a maximum increase of 4%.

Letter of Understanding

Between

CHUGACH ELECTRIC ASSOCIATION, INC.

And

INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS
LOCAL 1547

Concerning

RELAY/CONTROL WIRING TECHNICIAN, SUBSTATION TECHNICIAN and
SUBSTATION LINEMAN CLASSIFICATIONS

This letter is to confirm the understanding reached between the parties, concerning the above-mentioned job classifications. In accordance with Article 15, Section entitled “Classification Committee” of the Outside Plant Personnel Agreement (OPPA), it is mutually agreed to establish the positions of Substation Technician and Senior Substation Technician within the OPPA. In addition, the existing Substation Lineman, Substation Leadman, Substation Foreman, Relay/Control Wiring Technician and Senior Relay/Control Wiring Technician and job classifications will be modified to adapt to the new classification structure.

Modification of Position Descriptions

Substation Technician and Senior Substation Technician classifications will be added to appendix A of the OPPA. The wage rate for the Substation Technician classification will be the current rate of the Relay/Control Wiring Technician Classification; the wage rate for the Senior Substation Technician classification will be the current rate of the Senior Relay/Control Wiring Technician. The wage rates for the modified position descriptions, dated Monday, June 7, 1999, for the Substation Lineman, Substation Leadman, and Substation Foreman classifications will be the same as for the existing classifications.

Reporting Relationships

The current reporting relationships will be maintained within classification, Technician to Senior Technician and Substation Lineman to Substation Leadman or Substation Foreman. However, Technicians may be required to report to Substation Leadman or Substation Foreman and Substation Lineman may be required to report to Senior Substation Technicians or Senior Relay/Control Wiring Technicians. This structure is further clarified in “Duties” below.

Duties

It is anticipated that in the future by mutual agreement, between the Employer and the Union, common job duties between the Electronics Technicians of the Generation Plant Personnel Agreement and the subject classifications may be added to these position descriptions.

The duties defined in these position descriptions will be those of the respective positions subject to recognition of the following points.

•

Job duties included in these descriptions which are currently done by other classifications or management personnel (for example: analyzing data, using computer equipment, writing test reports) will remain shared duties and are not exclusively the duties of these classifications. However, this does not imply that bargaining unit work can be transferred to non-bargaining unit positions.

•

Substation Technicians, Relay/Control Wiring Technicians and Substation Lineman will, as required, work as composite crews and assist one another in their daily work. Substation Technicians will work independently, with Substation Linemen, with Relay/Control Wiring Technicians, or with other Technicians, as required, so long as such work is in accordance with OPPA.

•

When work involves multiple job classifications, the person-in-charge will be established by the nature of the work. Within the Substation department, if work is of a preventative/diagnostic/analytical nature, it will primarily be Substation Technician work. If the work is primarily of remedial maintenance/aerial/high voltage switching/heavy equipment/oil processing nature it will be Substation Lineman work. Notwithstanding the above, demonstrated proficiency will be the final determinant of the appropriate testing and maintenance crew structure and leadership. This determination of the appropriate crew leadership structure for a given task will not adversely effect wage rates for individuals in bid leadership positions (Substation

Leadman, Substation Foreman, Senior Substation Technician, or Senior Relay/Control Wiring Technician), regardless of their role in a given task’s crew structure. Individuals who are in leadership positions as a result of a given task’s required crew structure will be upgraded according to the OPPA.

The term Substation Boundary is defined by the attached diagram entitled “LOU Attachment – A, General Substation Boundary Layout”. Substation Technician’ and Relay/Control Wiring Technician duties shall be primarily confined to the following: work within the substation boundary, appropriate shop work, and other work as defined in the position descriptions. They will also perform ground level work on line reclosers, sectionalizing circuit switchers, the mobile substation, and other remote distribution automation devices. Line work outside of the station getaways, located at the Substation Boundary, will remain jurisdictionally unchanged. Substation Lineman, Substation Technicians, and Relay/Control Wiring Technicians will perform high and low voltage switching, grounding, and work associated with the establishment and removal of clearances and hot line orders within substations, as defined in the appropriate position descriptions.

Individuals who are not currently trained in the performance of high and low voltage switching, and work associated with the establishment and removal of clearances and hot line orders, within substations, will receive adequate training to certify them in these tasks. This training will include switching and clearance procedures, as well as, the actual operation of switches and the physical establishment of clearances.

Substation Linemen’s duties will be primarily focused within the substation boundary; however, there will be no restrictions on their performance of traditional line work outside the substation boundary, so long s it is done in accordance with the OPPA.

Relay/Control Wiring Technician Design Work

It is recognized that when individuals within the Relay/Control Wiring department are knowledgeable and qualified, they may perform design work under the supervision of a registered professional engineer. Whenever practicable, the Employer will continue to use qualified technicians to perform design work on projects to which they are assigned. Under the supervision and direction of a registered professional engineer, Relay/Control Wiring Technicians will be called upon to design single line and three line schematics, wiring diagrams, and associated drawings. This is not intended to imply exclusive jurisdictional responsibility for this work. A registered professional engineer, a responsible charge engineer or the engineer’s consultant may perform the work.

Balance and Reduction in Force for the Substation Department

Initially the Department will hire up to four Substation Technicians. Current Substation Linemen may apply. The number of Substation Linemen in the Department will be reduced by up to four. In order achieve this staffing level, voluntary transfers out of the Department will be requested. In the event that a Departmental reduction in force is necessary, the reduction in force will take place based on qualifications mutually agreed upon by the Union and the Employer and consistent with the requirements of the appropriate job classification. A qualifications committee comprised of two union representatives and two management representatives will be convened. Qualifications will be determined by written, oral, and demonstrative evaluation of skills and judgement. The four most qualified Substation Linemen, as determined by the qualifications committee will remain in the Department. Qualifications being equal, seniority will prevail.

In the event the qualifications committee cannot reach agreement on the qualification requirements or the qualifications of individuals, the committee will reconvene with the Executive Manager or his designee as a voting member of the committee. Neither the Executive Manager nor his designee will have been a member of the original committee. The committee will then complete the establishment of the qualification requirements and/or determination of employee qualifications. Employees who are transferred based upon these qualifications and believe the qualifications are not reasonable may file a grievance and follow the procedures in Article X of the OPPA.

The Department’s remaining Substation Linemen will return to the pool of Journeyman Linemen in the T&D Services Division. For purposes of reduction in force, Substation Technicians, beginning on the date the first Substation Technician position is filled, will be grouped with Journeymen Linemen under Article Three, section entitled “Reduction in Force” of the OPPA. This provision will continue for four years. At the conclusion of the fourth year, in Article Three, Section entitled “Reduction in Force”. For purposes of reduction in force, the intent of this language is to protect the seniority of current employees in the Substation Department.

Future Department staffing levels will be dependent on the needs of the Employer. For both hiring and reduction in force (RIF) situations, the Employer will attempt to maintain a balance of one Substation Lineman for each Substation Technician. If a manpower reduction occurs within the Department, it will be by qualifications, within classification, as determined above. If qualifications are equal the RIF will be determined by reverse seniority. If a company wide or division wide RIF occurs, such that positions within the company are eliminated, Substation Linemen will be grouped with other Journeyman Linemen and Substation Technicians (as described above). Relay Control Wiring Technicians will be grouped within their respective classification, in accordance with Article 3, section entitled “Reduction-in-Force”, of the OPPA.

In the event that either the Substation Linemen or Substation Technicians are laid off or a departmental manpower reduction occurs, creating an imbalance in the 1:1 ratio, the next reduction in force within the Substation department will be made to re-establish the 1:1 ratio. In the event that a Substation Lineman position is vacated, and it is to be refilled, the Employer will make a reasonable effort (as defined below) to fill the position with a person holding a Journeyman lineman certification. Preferably this person will be a fully qualified Substation Lineman or if none are available, another Journeyman Lineman provided this individual is capable and willing to be trained as a Substation Lineman. The classification committee will develop a position description for the position of Substation Lineman Trainee.

Job Bidding and Award

The following procedure will constitute fulfillment of the Employer’s commitment to make a “reasonable effort to fill the position with a person holding a Journeyman Lineman Certification”. In steps one, two, three, and four below, all job posting and bidding will follow applicable procedures set forth in the Article 3 “Vacancies” of the OPPA, subject to the following modifications.

Step One

The position will be posted in accordance with the requirements of the OPPA.

Step Two

A bid committee will convene and the validity of bids will be determined in accordance with the OPPA. The Bid Committee must consider the following factors equally, without discrimination of any kind: ability to meet the posted qualifications, merit, fitness, and three years past performance. The Bid Committee may require written, oral, and demonstrative evaluation of qualifications. These evaluations will be mutually agreed upon by the Bid Committee and will be based upon the appropriate job description. In addition the Bid Committee may request interviews with bidders and/or managers. Where qualifications are equal seniority shall prevail. If this step fails to produce a successful applicant, the Employer will attempt to fill the position with a qualified Substation Lineman through the Hiring Hall.

Step Three

If Step Two fails to fill the position, the position will be re-posted as a Substation Lineman Trainee. In accordance with the OPPA, all qualified bids will be considered by the Bid Committee. The Bid Committee must consider the following factors equally, without discrimination of any kind: ability to meet the posted qualifications, merit, fitness, aptitude for learning, and three year’s past performance. The Bid Committee may require written, oral, and demonstrative evaluation of qualifications. These evaluations will be mutually agreed upon by the Bid Committee and will be based upon the appropriate job description. In addition the Bid Committee may request interviews with bidders and/or managers. Where qualifications are equal seniority shall prevail.

The most qualified bidder, as determined above, will be the successful bidder and will be awarded the trainee position. The successful bidder will undertake the formal Journeyman Upgrade Program established by the Alaska Joint Electrical Apprenticeship and Training Trust (AJEATT) and the Employer. The probationary period of the trainee will be six months, and at the end of this period the Employer will evaluate the employee. If the trainee successfully completes the probationary period, the trainee will move on to complete the remainder of the training program. If the trainee does not successfully complete the probationary period, the trainee shall return to a position assigned by the Employer within the classification listed in Article 3 “Reduction-in-Force” of the OPPA which the employee occupied prior to the failed probationary period. The Employer will then proceed to Step Four.

Step Four

If the successful bidder of Step Three fails to complete the probationary period the trainee position will be re-posted and re-bid, in accordance with Step Three.

If there are no bidders in either step three or four the employer will attempt to fill the Substation Lineman Trainee position with a qualified Substation Lineman Trainee from the Hiring Hall before proceeding. The applicants qualifications will be evaluated by the employer based on: ability to meet the posted qualifications, merit, fitness, aptitude for learning, and three year’s past performance.

If there are no bidders, or if the successful bidder does not complete either the probationary period, or the training program, the Employer will be deemed to have fulfilled it obligation to fill this position with an individual having a Journeyman Lineman Certification. At this time, the Employer may fill this Substation Lineman position as a Substation Technician with an individual who does not hold a Journeyman Lineman’s Certification.

The process defined in steps one through four above will be completed, as required, once for each of the four Substation Lineman positions contemplated in this Letter of Understanding. When this process has been completed once for each of these positions, the bidding process for Substation Linemen positions will revert to the procedures outlined in Article 3 “Vacancies” of the OPPA.

If a Substation Lineman position is bid in accordance with Article 3 “Vacancies” of the OPPA, and there are no successful bidders, then the Employer may, at the Employer’s discretion, fill this position in one of the following ways. First, the position may be filled as a Substation Lineman trainee. Second, the position may be filled as if it were a Substation Technician position according to the requirements of the position description. Finally, the position may be filled by an indentured apprentice as contemplated in this letter of understanding.

Call-Outs

In accordance with the section entitled “Callouts and Switching” of Article 11 of the OPPA, separate callout lists will be maintained for the substation Technicians and Relay/Control Wiring Technicians. Substation Linemen may indicate their specialty on the lineman call-out list. There will be no requirement for crew composition ratios with respect to callout. Recognizing the jurisdictional guidelines of the subject job classifications, callouts will be made according to the Employer’s needs off of the appropriate list. Each individual called out for composite crew structure call-outs will be compensated at the appropriate leadership rate, until the nature of the problem is determined to be in a specific area. The On-Duty supervisor will make determination of the area of responsibility of the problem with technical input from the technicians involved. This decision will be made as soon as practical. At that time leadership will revert to the appropriate crew member and others will be compensated at the employee’s normal rate of pay including appropriate overtime compensation.

Requirements

The existing requirement for successful bidders to remain in the Substation department for a minimum of three years is eliminated; therefore, the bid frequency and duration requirements of Article 3, Section entitled “Job Bidding”, of the OPPA will govern these bids. There will be neither a requirement for a minimum number of trainees or apprentices in the Department nor any requirement for crew composition ratios between Substation Technicians, Relay/Control Wiring Technicians, or Journeyman Substation Linemen.

All new Substation Technicians, Relay/Control Wiring Technicians and Substation Linemen will undergo a six-month probationary period, which may be extended by mutual agreement of the Employer and the Union. In addition, these new employees will be required to complete the Journeyman Upgrade Program either by test or formal completion. The employee will have twice the duration of the Journeyman Upgrade program to complete this requirement.

Apprentices are contemplated under the training provisions of this agreement. Appropriate journeyman to apprentice ratios will be determined by mutual agreement of the Employer and the Union at the time the Apprentice Substation Technician position description is agreed to by the Classification Committee.

Substation Technicians, Relay/Control Wiring Technicians, Substation Lineman and Apprentices will participate in an annual certification as required by OSHA 1910-269, as well as, annual evaluations of job performance and skill. These evaluations may be written, oral, or demonstrative in nature and shall be consistent with the requirements of the OPPA. A written record will be kept of the employee’s evaluation form.

Journeyman Upgrade and Apprenticeship Program

The Employer, the Union, and the Alaska Joint Electrical Apprenticeship and Training Trust (AJEATT) will work to develop a curriculum which will fulfill the federal requirements for a qualifying apprenticeship program. This program will be designed to meet the Employer’s requirements for qualified and well-trained Substation Technicians, Relay/Control Wiring Technicians and Substation Lineman. Participation in the program is voluntary; no employee will suffer loss of pay or benefits and responsibilities shall not be affected as a result of not participating in the program.

All employees in the Substation Technician, Substation Lineman, and Relay/Control Wiring Technician classifications will be eligible for this training program. These employees will be able to challenge, by examination, steps of the apprentice program so long as such challenges comply with the requirements of a federally approved apprentice program. The Employer will schedule employees who are currently Journeyman Substation Lineman or Relay/Control Wiring Technicians for Journeyman Upgrade training based on qualifications. Qualifications will be determined by written, oral, and demonstrative evaluation of skill, judgement and aptitude for learning. These evaluations will be mutually agreed upon by the Employer and the Union and will be based upon the appropriate job description. Availability for enrollment in this program will be based on the above mentioned qualifications and the Employer’s manpower requirements. The Employer will make a reasonable effort to provide all employees who choose to participate, with the option to participate as soon as practicable. Classroom training will be coordinated between the Employer and the Alaska Joint Electrical Apprentice Training Program (AJEATP) to minimize disruption to the Employer’s work force.

In order to provide for work force stability, the Employer may choose to sponsor one or more apprentices in this program. A separate agreement covering apprentices will be mutually agreed upon at this time.

Journeyman Upgrade Training Incentives

The Journeyman Upgrade Program will involve up to six weeks of classroom training annually. This training will be conducted during the normal workday/workweek or some variation thereof, evenings, or Saturdays to be mutually agreed upon between the Employer, the Union and the AJEATP. Employees will perform one-half of this Classroom training on their own time (to be deducted from their annual leave account or done in the evenings or on Saturdays) and one-half on the Employer’s time (to be compensated at the employee’s straight time rate). The Employer, the Union, and the AJEATP will work to minimize the classroom training requiring the use of annual leave, so long as it does not impact the quality of the training program. In the initial year of the program the Employer may, depending on manpower requirements, grant LWOP to applicants who do not have sufficient accrued annual leave hours in their leave bank to meet the years training requirements. Throughout the duration of the Journeyman Upgrade Program, employees will maintain sufficient annual leave hours in their leave account to cover the upcoming year’s scheduled training. Upon successful conclusion of each training step and subsequent completion of that year’s step examination or upon successfully challenging a step of the program, the employee’s annual leave account will be reimbursed for the actual time that was deducted for classroom training. In addition, the employee’s wage rate will be increased to the appropriate step increase. At least two opportunities to pass the examination will be allowed.

Individuals will be allowed at least thirty calendar days before re-taking examinations.

Wage Adjustment Upon Completion of Journeyman Upgrade Program

Upon achieving Journeyman Status, as defined in the Journeyman Upgrade/Apprenticeship Program and developed for each of the classifications covered by this Letter of Agreement, employees will be compensated at 105% of their wage rate as defined in Appendix A of the OPPA.

Failure to Successfully Complete the Program

If the employee fails to complete the Journeyman Upgrade Program or fails to pass the appropriate journeyman examination in the time frame prescribed in the training program, the employee’s annual leave account will be decreased, in equal amounts, by the total amount of annual leave which has been reimbursed for training. This reduction in annual leave will occur over a period of time similar to the period of time that the training took place.

This provision may be waived, due to hardship (as defined in section V .5 of Chugach’s 401(K) Profit Sharing Plan and Trust Summary/Plan description), by mutual consent of the Employer and the Union.

Alphabetical Index

A

Accommodations	60
Air Travel	34
Aircraft	34
Alaska Electrical Legal Fund	66
Annual Leave	18
ANNUAL LEAVE AND HOLIDAYS	18
APPENDIX A	71
APPOINTMENT AND TENURE	12
Apprentice Contributions	39
Apprentices	36
APPRENTICES	36
Arbitration	51
Assignability	66
Assigned Positions	17

B

Bereavement Leave	20
Blood Bank	26

C

Cable Splicer	54
Cable Splicer Foreman	53
Cable Splicer’s Helper	54
Call-In Pay	32
Call-Out Pay	32
Call-Outs and Switching	58
Certification Upon Return to Work	25
Classification Committee	67
Classification Committee Procedure	68
Cleaning	56
Clothing Allowance	56
Communications and Notices	63
Compensation	30
Compensation During or in Lieu of Annual Leave	31
Compensation of Employee Working in Higher Classification	33
Compliance with Rules and Regulations	48
Connects and Disconnects Lineman	55
Construction	57
Construction and Maintenance Classifications	30
Consumption of Drugs/Alcohol	48
Contracting Out – Purpose	8
Coveralls and Jackets	56

D
Dangerous or Hazardous Work	40
Definitions	53
Delegation of Authority	39
Discharge	48
DISCIPLINE	48
Duration	2
Duties of Apprentice Lineman	38

E

Emergencies	62
Emergency and First Aid Equipment	43
Emergency Leave	19
Employee Access to Personnel Record	11
Employee Notice of Absence	26
Employee Responsibility – Treatment	22
EMPLOYER-UNION RELATIONS	3
Equipment	56
Equipment Operator	54
Erosion of Work Force	9

F

Field/Wiring Inspector	54
First Aid Certificates	42
Flexible Workday	30
For Cause Drug Testing	43
Foreman	53

G

GENERAL PROVISIONS	66
Good Standing with the Union	5
Grievance	50
Grievance Procedure	50
GRIEVANCE PROCEDURE	49

H

Handling and Distribution	57
Health, Welfare and Life Insurance Plan	63
HEALTH, WELFARE AND PENSION PLANS	63
Heated Man-Hauls	43
Helicopters	41
High Potting	60
High Work	36
Hiring Hall	7
Holiday Compensation	31
Holidays	23
Hot-Stick Work	35
HOURS OF WORK AND COMPENSATION	26

I

Identification Cards	63
Identification Clothing	56
Inclement Weather	60

J

Job Award	16
Job Bidding	15
Job Classifications	67
Job Posting	15
Journeyman	53
Jury Duty	24

L

Labor Management Committee	67
LABOR –MANAGEMENT COMMITTEE	67
Leave to Accept Union Office	5
Leave Without Pay	20
Legal Status of the Parties	3
Licensing and Certifications	36
Line Patrol	59
Line Patrol Foreman	55
Loan of Employees	7
Locator Lineman	54
Longevity	35
Loop Wagon Leadman	53

M

Maintenance & Operations (M/O) Foreman	53
Managerial Prerogatives of the Employer	3
Meals	26
Mechanical Digging Equipment	60
Mechanics Helper	30,55
Mechanics Tool Allowance	56
Medical Verification	21
Meter Reader	56
Methods of Dispute Resolution	10
Mid-Shift	29
Military Leave	26
MISCELLANEOUS	62
Misuse of the Employer’s Property and Time	48
Moving Expenses	35

N

NECA-Temporary Employees	12
New Technology	62
Night Shop Mechanic	29,55
Night Warehouseman	30,55
No Flying Roster	34
No Strike Agreement	3
Non-Discrimination	8
Notice for Out of Town Work	33
Notification	21

O

One Man Crew	58
Organization of Employer	39
ORGANIZATIONAL OF THE EMPLOYER	39
Oversized Items	43
Overtime	31

P

Pay on Termination	34
Pay Period and Payday	34
Payment in Addition to Worker’s Compensation	25
Pension Plan	65
Pension Reallocation	65
Per Diem	32
Performance of Work	48
Personnel Evaluations Reports	39
Physical Examination	42
Picket Line	61
Pole Handling	57
Policy on Grievances	49
Political Action Committee Fund	66
PREAMBLE	1
Pregnancy Leave	25
Probationary Employees	13
Progressive Discipline	49
Pyramiding of Overtime	35

R

Ratios	37
Reduction-in-Force	17
Regular	30
Regular Employees	13
Relay/Control Wiring Technicians, Substation Lineman	55
Relief	32

S

SAFETY	40
Safety Training	41
Savings Clause	63
Scheduling of Leave	19
Scope	2
SCOPE AND DURATION OF AGREEMENT	2
Seminars, Workshops and other Meetings	11
Senior Shop Mechanic	54
Seniority	14
Service Credit	14
Service Credit and Seniority	14
Shop Mechanic	54
Shop Stewards	4
Shop Work	60
Show-up Shop	61
Sick or Disability Leave	21
Standards of Work	4
State Safety Codes	40
Statement of Intent Regarding Progressive Discipline	49
Statutory Employee Benefits	35
Substance Abuse Treatment Opportunity	22
Substation, Meter and Relay Department Crew Structure.	60
Swing and Mid-Shift Lineman	54
Swing Shift	29
Switching	59

T

Temporary Employees	13
Temporary Transfer to Lower Classification	33
Termination of Seniority	14
Transfer of Temporary Employees to Probationary or Regular Status	13
Transportation of Electrical Equipment	57
Tree Trimming	61
Trenching	57
Tuesday-Saturday Loop-Wagon	29

U

Union Access to Employer’s Premises	6
Union as Sole Bargaining Agent	3
Union Bulletin Board	6
Union Shop	3
Union Signatory Clause	9
Use of Leave Without Pay	20

V

Vacancies	15
Voting Time	24

W

Wage Discrepancies	34
Warranty Work	9
Workday and Workweek	26
Workday, Workweek, Flexible Workday, Optional Workweek	29
Worker’s Compensation	22
WORKING RULES – OUTSIDE PLANT	53